Exhibit 10.13

QUANTUM SPACE, LLC

SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Effective as of June 8, 2026

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS AGREEMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. IN ADDITION, THE ISSUANCE OF SUCH LIMITED LIABILITY COMPANY INTERESTS HAVE NOT BEEN QUALIFIED UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT. THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE MEMBER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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Schedule A Schedule of Members and Units

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SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF QUANTUM SPACE, LLC

This Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC, a Delaware limited liability company (the “Company”), is made as of June 8, 2026 (the “Effective Date”), by and among the Company and the Members listed on the signature pages hereto (the “Agreement”). Unless defined elsewhere in this Agreement, capitalized terms used herein are defined in Section 1.1 hereof.

RECITALS

WHEREAS, a Certificate of Formation of the Company was executed and filed with the Delaware Secretary on May 19, 2021 (as amended and/or restated from time to time, the “Certificate of Formation”), thereby forming the Company as a limited liability company under and pursuant to the Act;

WHEREAS, the Company and its Members entered into that original Limited Liability Company Agreement of the Company, dated as of December 17, 2021, which was amended and restated by the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 11, 2022, which was amended and restated by the Second Amended and Restated Limited Liability Company Agreement, dated as of October 20, 2022, which was amended and restated by the Third Amended and Restated Limited Liability Company Agreement, dated as of December 9, 2022, which was amended and restated by the Fourth Amended and Restated Limited Liability Company Agreement, dated as of June 30, 2023, which was amended by that certain First Amendment to the Fourth Amended and Restated Limited Liability Company Agreement, dated as of April 10, 2024 and that Second Amendment to the Fourth Amended and Restated Limited Liability Company Agreement, dated as of June 4, 2024, which was amended and restated by the Fifth Amended and Restated Limited Liability Company Agreement, dated as of February 23, 2025, and amended and restated by the Sixth Amended and Restated Limited Liability Company Agreement, dated as of December 12, 2025 (the “Existing Agreement”);

WHEREAS, the Company intends to enter into a business combination agreement (the “Business Combination Agreement”) with Inflection Point Acquisition Corp. VI, a special purpose acquisition company (the transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”);

WHEREAS, in advance of the closing of the Business Combination, the Company desires to issue and sell certain Series B Preferred Units (as defined herein) pursuant to the applicable Securities Purchase Agreements by and between the applicable investors and the Company, as well as certain warrants exercisable for Common Units;

WHEREAS, the Series B Preferred Units and the Warrants to Purchase Units to be issued pursuant to the Series B Purchase Agreements will initially be issued for a price of $10.20, which represents a 15% discount to the original issue price set forth herein; and

WHEREAS, the parties to the Existing Agreement desire to amend and restate the Existing Agreement in its entirety as set forth in this Agreement to effectuate such issuance and sale of such Series B Preferred Units.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby amend and restate the Existing Agreement and agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Definitions. Unless the context otherwise requires, the terms defined below, for the purposes of this Agreement, have the meanings specified below.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as it may be amended or succeeded from time to time.

“Additional Consideration” has the meaning specified in Section 5.4(b).

“Adjusted Capital Account” means, with respect to any Member, the balance in such Member’s Capital Account as of the end of any Fiscal Year or other period after giving effect to the following adjustments:

(a) Each Member’s Capital Account shall be increased by the amount, if any, such Member is obligated to (i) contribute to the Company upon liquidation of such Member’s interest in the Company or (ii) to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Each Member’s Capital Account shall be decreased by the amount of any of the items described in Regulation Sections 1.704-1 (b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with Regulation Section 1.704-1(b)(2)(ii)(d) and Regulation Section 1.704-2 and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the negative balance, if any, in such Member’s Adjusted Capital Account.

“Affected Member” has the meaning specified in the definition of Capital Account.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such specified Person and shall include without limitation, general partner, managing member, manager, officer or director of such Person or any venture capital or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management with, such Person. As used in this definition, “control”, including, its correlative meanings, “controlled by” and “under common control with”, shall mean possession of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning specified in the introductory paragraph.

“Annual Assumed Tax Liability” means, with respect to any Member as of any Fiscal Year, the product of (a) the U.S. federal taxable income (other than taxable income incurred in connection with (i) an IPO or Company Sale; (ii) the receipt of a guaranteed payment for services by such Member; (iii) the issuance of Incentive Units to such Member; or (iv) the forfeiture or repurchase of Units from such Member) allocated by the Company to such Member in such Fiscal Year, less the U.S. federal taxable loss allocated by the Company to such Member in such Fiscal Year (taking into account for purposes of clause (a), any applicable limitations on the deductibility of capital losses and disregarding the effect of any deduction under Section 199A of the Code and the deductibility of state and local income taxes for U.S. federal income tax purposes); multiplied by (b) the highest applicable U.S. federal, state and local income tax rate (including any tax rate imposed on “net investment income” by Code Section 1411) applicable to an individual or, if higher, a corporation, resident in the Assumed Taxing Jurisdiction with respect to the character of U.S. federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, distributions, ordinary income, etc.) during each applicable Fiscal Year.

“Annual Rate” means, with respect to a Series B PIK Dividend, 12.0% of the Series B Preference Amount and with respect to a Series B Cash Dividend, 10.0% of the Series B Preference Amount.

“Approved Relatives” means (a) a Family Member and (b) any other relatives unanimously approved by the Board.

“Approved Sale” has the meaning specified in Section 7.2(a).

“Approved Sale Notice” has the meaning specified in Section 7.2(a).

“Approving Members” has the meaning specified in Section 7.2(a).

“Assumed Taxing Jurisdiction” means New York, New York.

“Board” has the meaning specified in Section 6.2.

“Business Combination” means, collectively, the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement governing a business combination between the Company, Inflection Point Acquisition Corp. VI, IPFX PubCo, Inc. and IPFX Merger Sub, Inc.

“Capital Account” means the capital account maintained for each Member in the Company books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member, and (iv) any other increases allowed or required by Regulation Section 1.704-1(b)(2)(iv).

(b) From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company Assets (other than cash) distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Article 5 or other provisions of this Agreement, (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company, and (iv) any other decreases allowed or required by Regulation Section 1.704-1(b)(2)(iv).

(c) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest in the Company.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) If any Company Level Tax (i) for purposes of maintaining Capital Accounts and allocating Net Profits and Net Losses, is treated as an expense of the Company, and (ii) for purposes of Article 5, relates to one or more Members (each such Member, an “Affected Member”) and is recoverable from such Affected Members in accordance with Section 5.7, then to the extent that the Board determines it is appropriate for purposes of properly maintaining Capital Accounts (including by avoiding duplicative reductions thereto), the Company (A) shall allocate the expense with respect to such tax to the Affected Members in accordance with Section 5.2(c)(x), (B) to the extent the Company recovers the Company Level Tax by payment from the Affected Members (whether directly or in repayment of a deemed loan), shall increase the Affected Members’ Capital Accounts by the amount of such payment in accordance with this definition of “Capital Account” (notwithstanding that, for all other purposes of this Agreement, the amount of such payment shall not be treated as a Capital Contribution and shall not reduce the amount that the Affected Members are otherwise obligated to contribute to the Company), and (C) to the extent the Company recovers the Company Level Tax by reducing the distributions to which the Affected Members would otherwise be entitled to receive, shall not reduce the Capital Account of the Affected Members by the amount of the distributions that were offset (notwithstanding that for purposes of Article 5, the amount of such distributions that were offset will be treated as having been distributed to the Affected Members).

(f) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Board may make such modification.

“Capital Contribution” (a) with respect to any Member and any Units, the total amount of cash and the initial Gross Asset Value of property (other than cash) contributed to the capital of the Company by such Member in respect of such Units (net of any liabilities (i) secured by such property or to which such property is otherwise subject or (ii) assumed by the Company or any subsidiary thereof, in each case, in connection with such contribution), whether as an initial Capital Contribution or as an additional Capital Contribution; or (b) where the context requires, any such contribution individually.

“Capital Securities” means as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership or membership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Capital Units” means, collectively, the Common Units and Preferred Units.

“CEO Director” has the meaning specified in Section 6.2(b)(iii).

“Certificate of Formation” has the meaning specified in the Recitals.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Member” means a Member holding Common Units.

“Common Units” means Units in the Company having the economic rights set forth herein with respect to “Common Units,” which shall be issued as capital interests.

“Company” has the meaning specified in the introductory paragraph.

“Company Assets” means all direct and indirect interests in real and personal property owned by the Company from time to time, and shall include both tangible and intangible property (including cash).

“Company Level Taxes” means any federal, state, or local taxes, additions to tax, penalties, and interest payable by the Company or any subsidiary thereof as a result of any examination of the Company’s or any of its subsidiaries’ affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings under the Partnership Tax Audit Rules.

“Company Minimum Gain” has the meaning set forth in Regulation Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”

“Company Sale” means a Company Unit Sale or a Deemed Liquidation Event.

“Company Unit Sale” means the transfer or sale of Units by one or more Members to a Person or group of related Persons (other than to existing Members or Affiliates of the transferring Member(s)) representing 50% or more of the then outstanding voting power of the Company’s Units.

“Competitor” means any Person which, in the determination of the Board in good faith, directly or indirectly competes with the Company; provided, that neither Prime Movers nor any Affiliate thereof (excluding any of their portfolio companies) shall be deemed a Competitor.

“Conversion” has the meaning specified in Section 8.1.

“Covered Audit Adjustment” means an adjustment to any partnership-related item (within the meaning of Section 6241(2)(B) of the Code) to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Covered Person” means (a) each current or former Director, (b) any current or former Partnership Representative of the Company (as determined in accordance with Section 10.2), (c) any officer of the Company, (d) any other employee or agent of the Company that the Board has elected, in its discretion, to designate as a Covered Person pursuant to Section 10.3(i), (e) the successor or legal representative (including without limitation, a guardian, executor, administrator or conservator) of any of the foregoing persons that has become deceased or incompetent and (f) any Member or (g) any officers, directors, equityholders, employees, representatives or agents of any of the foregoing solely in their capacities as such.

“Deemed Liquidation Event” means: (a) a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues equity interests pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the voting equity interests of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity interests that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity interest of (1) the surviving or resulting entity; or (2) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Direct Pubco Seller” has the meaning set forth in the Business Combination Agreement.

“Director” has the meaning specified in Section 6.2.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Equity Securities” means equity or equity-linked securities, interests or instruments, including capital and profits interests, membership interests, unit appreciation rights or similar contractual “phantom” appreciation equity interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute.

“Existing Agreement” has the meaning specified in the Recitals.

“Family Member” means, with respect to any natural person, such natural person’s lineal descendant, child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, fiancé, sibling, niece, nephew, cousin, aunt, uncle, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships. For the avoidance of doubt, Tanutchai Pongsawadi shall be a Family Member of the Founder.

“Fiscal Year” means the fiscal year of the Company, which will be the calendar year, or such other fiscal year as determined by the Board; provided, however, that the Board shall not select a fiscal year that is not permitted under Section 706 of the Code or other applicable law.

“Founder” means Dr. Kamal Ghaffarian.

“Fund Indemnitors” has the meaning specified in Section 10.3(k).

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Board (by approval of the disinterested Directors);

(b) unless the Board determines such adjustment is unnecessary, the Gross Asset Value of all Company Assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board, including the participation of the Senior Preferred Director in such determination, in good faith, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an interest in the Company; (iii) the liquidation or dissolution of the Company within the meaning of Regulation Section 1.704-l(b)(2)(ii)(g); (iv) the grant and issuance of Incentive Units; (v) the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company) as described in Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iv); and (vi) at such other times as the Board shall reasonably determine to be necessary or advisable in order to comply with applicable Regulations;

(c) the Gross Asset Value of any Company Asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution, as reasonably determined by the Board, including the participation of the Senior Preferred Director in such determination, in good faith;

(d) the Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) if the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraph (a), subparagraph (b) or subparagraph (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Asset for purposes of computing Net Profits and Net Losses.

“Incentive Units” means Units in the Company having the economic rights set forth herein with respect to “Incentive Units”, which are issued as “profits interests” in accordance with Section 4.1(b).

“Initial Consideration” has the meaning specified in Section 5.4(b).

“Investor Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated as of the date hereof, by and among the Company and the Members party thereto, as amended and/or restated from time to time.

“Investors” means the Members that purchase (i) Series B Preferred Units pursuant to the Series B Purchase Agreements, (ii) Series A/A-1 Preferred Units pursuant to the Series A Purchase Agreement or the Series A-1 Purchase Agreement and (iii) any permitted transferee thereof.

“IPO” means the first underwritten public offering under the Securities Act of (i) Capital Securities of the Company or a subsidiary of the Company or (ii) Capital Securities of a Person the assets of which primarily consist of the Capital Securities of the Company, Capital Securities of a subsidiary of the Company or the assets of the Company.

“Junior Preferred Director” has the meaning specified in Section 6.2(b)(ii).

“Junior Preferred Original Issue Price” means $0.10 (as equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications of the Junior Preferred Units).

“Junior Preferred Preference Amount” means, with respect to each Junior Preferred Unit, the Junior Preferred Original Issue Price.

“Junior Preferred Units” means Units in the Company having the economic rights set forth herein with respect to Junior Preferred Units, which shall be issued as capital interests.

“Junior Preferred Unit Purchase Agreement” means that certain Junior Preferred Unit Purchase Agreement, dated as of December 9, 2022, as amended from time to time, by and among the Company and the Investors set forth therein.

“Liquidating Trustee” has the meaning specified in Section 11.3.

“Management” means Quantum Space Management, LLC, a Delaware limited liability company.

“Management Profits Interest Agreement” means “Profits Interest Agreement” as defined in the Management Operating Agreement.

“Management Incentive Plan” means the Amended and Restated Profits Interest Plan of Management, as the same may be amended, restated or otherwise modified from time to time.

“Management Incentive Units” means “Incentive Units” as defined in the Management Operating Agreement and issued pursuant to the Management Incentive Plan.

“Management Operating Agreement” means that certain limited liability company agreement of Management, dated as of October 20, 2022 (as thereafter amended and/or restated from time to time).

“Member” means each of the Persons listed on Schedule A hereto, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the Company.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation Section 1.704-2(i) with respect to “partner minimum gain.”

“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”

“NewCo” has the meaning specified in Section 8.1(a).

“Net Profits” or “Net Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses shall increase the amount of such income and/or decrease the amount of such loss;

(b) Any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition of Net Profits and Net Losses, shall decrease the amount of such income and/or increase the amount of such loss;

(c) Gain or loss resulting from any disposition of Company Assets where such gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Assets disposed of, notwithstanding that the adjusted tax basis of such Company Asset differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

(e) To the extent an adjustment to the adjusted tax basis of any asset included in Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Net Profits and Net Losses;

(f) If the Gross Asset Value of any Company Asset is adjusted in accordance with subparagraph (b) or subparagraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses; and

(g) Notwithstanding any other provision of this definition of “Net Profits” and “Net Losses”, any items that are specially allocated pursuant to Section 5.2(c) hereof shall not be taken into account in computing Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2(c) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

“Nonparty Affiliate” has the meaning specified in Section 13.16.

“Nonrecourse Deductions” has the meaning set forth in Regulation Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulation Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Original Issue Price” means, with respect to any Preferred Unit (a) the Series A Original Issue Price, if such Preferred Unit is a Series A Unit, (b) the Series A-1 Original Issue Price, if such Preferred Unit is a Series A-1 Unit, (c) the Series B Unit Original Issue Price, if such Preferred Unit is a Series B Preferred Unit, or (d) the Junior Preferred Original Issue Price, if such Preferred Unit is a Junior Preferred Unit.

“Partnership Entity” has the meaning specified in Section 9.2.

“Partnership Representative” shall mean a “partnership representative” for purposes of Section 6223 of the Partnership Tax Audit Rules and any “designated individual,” if applicable (including, in each case, any similar capacity or role under relevant state or local law).

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any Regulations or other guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Per Unit Pro Rata Basis” means, in reference to certain Units or a class or classes of Units, divided among the included Units equally on a Per Unit (as-converted to Common Units, to the extent such Units are convertible into Common Units, in accordance with Article 12) pro rata basis.

“Percentage” shall mean, as to a Member, the percentage represented by (x) the number of outstanding Units held by such Member (as-converted to Common Units, to the extent such Units are convertible into Common Units, in accordance with Article 12) divided by (y) the total number of Units outstanding (as-converted to Common Units, to the extent such Units are convertible into Common Units, in accordance with Article 12 (subject to adjustment as set forth in Section 4.1(b))).

“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, governmental body or agency or other legal entity or organization.

“Preferred Member” means a Member holding Preferred Units.

“Preferred Units” means collectively the Series B Preferred Units, the Series A/A-1 Preferred Units and the Junior Preferred Units.

“Prime Movers” means Prime Movers Lab Fund III LP.

“Profits Interest” means Incentive Units (which will all be issued with a Profits Interest Threshold Amount fixed on the date of issuance and shall be designated a Profits Interest by the Board).

“Profits Interest Agreement” has the meaning specified in Section 4.1(b)(i).

“Profits Interest Threshold Amount” has the meaning specified in Section 4.1(b)(ii). “Pubco” has the meaning set forth in the Business Combination Agreement.

“Pubco Class A-1 Common Stock” has the meaning set forth in the Business Combination Agreement.

“Pubco Class A-2 Common Stock” has the meaning set forth in the Business Combination Agreement.

“Pubco Convertible Preferred Stock” has the meaning set forth in the Business Combination Agreement.

“Qualifying Direct Listing” means the initial listing of the Company’s securities on the New York Stock Exchange, the Nasdaq Stock Market or other national securities exchange pursuant to an effective registration statement filed on Form S-1 by the Company with the SEC, covering all of the Company’s common securities (including those issuable upon conversion of any Preferred Units) and effected at an implied equity value of the Company and its subsidiaries of at least $250,000,000 and a per common security implied equity value of at least $10.83 (appropriately adjusted for any Unit split, dividend, combination or other recapitalization with respect to Common Units).

“Qualifying IPO” means an IPO yielding not less than $50,000,000 in gross proceeds and effected at a per common security price of not less than $10.83 (appropriately adjusted for any Unit split, dividend, combination or other recapitalization with respect to Common Units). A Qualifying IPO shall also include (A) the Business Combination or (B) a reverse takeover, merger, amalgamation, plan or arrangement or similar transaction involving the Company or any of its subsidiaries and a blank check company listed for trading on a national stock exchange other than the Business Combination (a “SPAC Transaction”), in each case, in which (i) the implied pre-money equity value of the Company and its subsidiaries as reflected in (x) the initial definitive documents providing for such transaction and (y) the initial definitive documentation for a concurrent private placement secured in connection with such transaction is at least $1,500,000,000 with a per common security implied equity value of at least $14.00 (appropriately adjusted for any Unit split, dividend, combination or other recapitalization with respect to Common Units), (ii) Members receive equity securities that are listed on a nationally recognized United States stock exchange in exchange for their Units or equity securities which they are able to exchange for such equity securities, and (iii) such private placement is for at least $50,000,000 in gross proceeds.

“Recapitalization” has the meaning set forth in the Business Combination Agreement.

“Reduction Amount” has the meaning specified in Section 5.5.

“Regulation” means and refers to the temporary or final regulations promulgated by the United States Department of the Treasury pursuant to the Code.

“Regulatory Allocations” has the meaning specified in Section 5.2(c)(x).

“Related Party” means any Member, any officer, manager or director of a Member or the Company, and any Affiliate or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person.

“Requisite Common Holders” means the holders of a majority of the outstanding Common Units and the outstanding Junior Preferred Units, voting together as a single class on an as-converted to Common Units basis.

“Requisite Series A/A-1 Holders” means the holders of a majority of the outstanding Series A/A-1 Preferred Units.

“Requisite Series B Holders” means the holders of a majority of the outstanding Series B Preferred Units, which majority holders must include Inflection Point Fund to the extent it holds any Series B Preferred Units at the relevant time.

“ROFR/Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date of this Agreement, by and among the Company and the Members party thereto, as amended and/or restated from time to time.

“Series A Purchase Agreement” means that certain Senior Preferred Unit Purchase Agreement, dated as of December 9, 2022, as amended from time to time, by and among the Company and the Investors set forth therein.

“Series A-1 Purchase Agreement” means that certain Series A-1 Unit Purchase Agreement, dated as of the date hereof, as amended from time to time, by and among the Company and the investors set forth therein.

“Sale Agreement” means the applicable stock or asset sale agreement, agreement and plan of merger or plan of consolidation or similar agreement with respect to any Company Sale.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute.

“Senior Preferred Director” has the meaning specified in Section 6.2(b)(i).

“Series A Original Issue Price” means $1.0837 (as equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications of the Series A/A-1 Preferred Units).

“Series A-1 Original Issue Price” means $1.5116 (as equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications of the Series A/A-1 Preferred Units).

“Series A Preference Amount” means, with respect to each Series A Unit, the Series A Original Issue Price.

“Series A-1 Preference Amount” means, with respect to each Series A-1 Unit, the Series A-1 Original Issue Price.

“Series A/A-1 Preferred Units” means collectively the Series A-1 Units and Series A Units.

“Series A Units” means the Units in the Company having the economic rights set forth herein with respect to Series A Units, which shall be issued as capital interests. For the avoidance of doubt, the economic rights of the Series A Units and Series A-1 Units shall be in pari passu.

“Series A-1 Units” means the Units in the Company having the economic rights set forth herein with respect to Series A-1 Units, which shall be issued as capital interests. For the avoidance of doubt, the economic rights of the Series A-1 Units and Series A Units shall be in pari passu.

“Series B Accruing Dividends” is defined in Section 5.1(a).

“Series B Member” means each Member holding Series B Preferred Units.

“Series B Preferred Units” means the Units of the Company designated as Series B Units pursuant to this Agreement.

“Series B Purchase Agreements” means those certain Securities Purchase Agreement(s), dated as of June 8, 2026, as amended from time to time, by and among the Company and the Investors set forth therein.

“Series B Preference Amount” means, as of any date, with respect to each Series B Preferred Unit as of the determination date, the sum, subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization with respect to the Series B Preferred Units, of (i) the Series B Unit Original Issue Price per Series B Preferred Unit, plus (ii) the aggregate amount of any accrued Series B PIK Dividends on such Series B Preferred Unit as of such date, plus (iii) on each Series B Semi-Annual Dividend Date and on a cumulative basis, an additional amount equal to the dollar value of all Series B Accruing Dividends that have accrued on such share pursuant to Section 5.1(a), but only to the extent such Series B Accruing Dividends have not been paid, whether or not declared, but that have not, as of such date, been added to the Series B Preference Amount.

“Series B Semi-Annual Dividend Date” means June 1 and December 1 of each year.

“Series B Unit Original Issue Date” means with respect to a particular Series B Member, the date on which such Series B Member’s purchase transaction with respect to such Series B

Preferred Units closed.

“Series B Unit Original Issue Price” means $12.00 per Series B Preferred Unit.

“Service Provider” means any employee, consultant, director, manager or other Person providing services to the Company or a subsidiary of the Company.

“SPAC Transaction” has the meaning specified in the definition of Qualifying IPO.

“Substituted Member” has the meaning specified in Section 7.4.

“Tax Action” has the meaning specified in Section 9.7.

“Tax Decision” has the meaning specified in Section 9.7.

“Tax Distribution Amount” means, with respect to any Member for any Fiscal Year, the excess, if any, of (a) the Annual Assumed Tax Liability of such Member as of such Fiscal Year, over (b) the amount of distributions made to such Member pursuant to Section 5.4(a), Section 5.4(d) and Section 11.3 during such Fiscal Year, provided, that such calculation shall be made on the assumption that taxable income or tax loss from the Company is such Member’s only taxable income or tax loss.

“Transfer” shall refer to any direct, indirect or synthetic sale, exchange, issuance, redemption, assignment, distribution or other transfer, disposition or alienation or pledge or encumbrance in any way (whether voluntarily, involuntarily or by operation of law) as to any interest as a Member, including any Units.

“UAR” means a “Unit Appreciation Right,” as such term is defined in the UAR Plan.

“UAR Agreement” means a “Unit Appreciation Right Agreement,” as such term is defined in the UAR Plan.

“UAR Plan” means the Amended and Restated Unit Appreciation Right Plan of the Company, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms and, as applicable, the terms of this Agreement.

“Units” means, collectively, the Preferred Units, Common Units, Incentive Units, and any other class of Units of the Company created hereafter.

“Unit Appreciation Right” means, with respect to Units of the Company, the right to receive a payment from the Company, upon a Company Sale, in cash equal to the product of (i) the excess, if any, of the Company Unit Sale Price on the effective date of a Company Unit Sale over the Base Amount (as set forth in the applicable Unit Appreciation Agreement), multiplied by (ii) the Unit Appreciation Right Percentage.

“Unvested Distribution Amount” means the portion of any distribution that would otherwise be made in respect of any unvested Incentive Units (or portion thereof) (including, without limitation, each unvested Management Incentive Unit corresponding to, and issued with reference to, such unvested Incentive Unit).

“Unvested Incentive Units” means Incentive Units issued under any Profits Interest Agreement that have not yet vested pursuant to the applicable Profits Interest Agreement or other Vesting Agreement (including any Management Profits Interest Agreement).

“Unvested Units” means, collectively, (a) all Unvested Incentive Units and (b) all other Units that are subject to a Vesting Agreement that have not yet vested pursuant to the terms of the applicable Vesting Agreement.

“Vested Units” means all outstanding Units that are not Unvested Units.

“Up-C Seller” has the meaning set forth in the Business Combination Agreement.

“Vesting Agreement” means a written agreement between the Company and a Member and approved by the Board which provides for the vesting and forfeiture of Units or the repurchase of Units at cost or, if less, fair market value by the Company upon certain conditions. For purposes of clarity, Profits Interest Agreements, including Management Profits Interest Agreements, are Vesting Agreements that cover Incentive Units.

1.2 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE 2

CONTINUATION AND ORGANIZATION

2.1 Continuation and Name. The Company shall continue as a limited liability company under the Act for the purposes hereinafter set forth. The rights and obligations of the Members and the administration and termination of the Company shall be governed by this Agreement and the Act. This Agreement shall be considered the “Limited Liability Company Agreement” of the Company within the meaning of Section 18-101(7) of the Act. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern. The name of the Company is Quantum Space, LLC. All Company business shall be conducted in the name of “Quantum Space, LLC” or such other names that comply with applicable law as the Board may select from time to time.

2.2 Principal Place of Business; Other Places of Business. The principal office of the Company is 801 Thompson Avenue, Rockville, Maryland 20852, and may be changed to such other place within or without the State of Delaware as may be determined from time to time by the Board. The Company may maintain offices and places of business at such other place or places within or without the State of Delaware as may be determined from time to time by the Board.

2.3 Registered Office and Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation. The Company may change its registered agent or registered office to any other place or places in the State of Delaware as may be determined from time to time by the Board.

2.4 Term. The term of the Company commenced with the filing of the Certificate of Formation with the Delaware Secretary and shall continue until the Company is dissolved and all of its assets are liquidated in accordance with the provisions of this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement.

2.5 No State Law Partnership. The Members intend that (a) except as set forth in clause (b), the Company shall not be a partnership or joint venture for any other purpose, and that no Member or any Director shall, by virtue of this Agreement, be a partner or joint venturer of any other Member or Director, and (b) except pursuant to a Conversion, the Company shall be treated as a partnership for federal and, if applicable, relevant state and local income tax purposes, and the Company and each Member will file all tax returns and will otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.6 Ownership of Company Property. All property acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity and no Member, individually, shall have any ownership interest therein solely due to its capacity as a Member.

ARTICLE 3

PURPOSE AND POWERS OF THE COMPANY

3.1 Purpose. The Company may engage in any lawful activity for which limited liability companies may be organized under the Act.

3.2 Powers of the Company. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 3.1.

ARTICLE 4

UNITS, CAPITAL CONTRIBUTIONS, NATURE OF INTERESTS AND ESTABLISHMENT OF CAPITAL ACCOUNTS

4.1 Units.

(a) Authorized and Issued Units and UARs. All limited liability company interests in the Company shall be denominated in Units, and it being understood that UARs are not Units or securities for any purpose, their inclusion in this Section is due solely to their potential economic effect on the Series B Preferred Units and the Series A/A-1 Preferred Units. The total number of UARs that the Company shall have the authority to issue is 5,000,000. The total number of Units that the Company shall have the authority to issue is 381,712,239, classified as follows:

(i) 5,882,352 Series B Preferred Units, all of which are issued and outstanding as of the date hereof (after giving effect to the transactions contemplated by the Series B Purchase Agreements that were consummated on the date hereof);

(ii) 24,918,556 Series A-1 Units, all of which are issued and outstanding as of the date hereof;

(iii) 65,228,979 Series A Units, 59,489,871 of which are issued and outstanding as of the date hereof (which number of units shall be deemed to have been authorized as of the date that the first Series A Unit was issued pursuant to the Series A Purchase Agreement);

(iv) 80,000,000 Junior Preferred Units, all of which are issued and outstanding as of the date hereof;

(v) 211,564,704 Common Units, none of which are issued and outstanding as of the date hereof (A) 5,882,352 of which have been reserved for issuance upon conversion of the Series B Preferred Units, (B) 24,918,556 of which have been reserved for issuance upon conversion of the Series A-1 Units, (C) 65,228,979 of which have been reserved for issuance upon conversion of the Series A Units, (D) 80,000,000 of which have been reserved for issuance upon conversion of the Junior Preferred Units, (E) 159,586 of which have been reserved for issuance upon conversion of the Warrant to Purchase Units dated as of February 29, 2024, by and among the Company and Holder (as defined therein), (F) 15,000,000 of which have been reserved for issuance upon conversion of the Incentive Units, and (G) 5,882,352 of which have been reserved for issuance upon exercise of the Warrants to Purchase Units to be issued pursuant to the Series B Purchase Agreements; and

(vi) 15,000,000 Incentive Units, which are reserved for issuance to Management in connection with the issuance or grant by Management of Management Incentive Units to Service Providers pursuant to the Management Incentive Plan, 13,643,003 of which are issued and outstanding as of the date hereof.

Schedule A lists (x) the name, notice address and number and class of Units held by each Member including, with respect to any issued and outstanding Incentive Units, the date of issuance and Threshold Amount and (y) the name and notice address of each holder of UARs, the number and of UARs, and the date of issuance and the Base Amount of such UARs. All of the issued and outstanding Units and UARs as of the date hereof are held by the Persons and in the amounts set forth on Schedule A, which shall be updated from time to time after the date hereof pursuant to Sections 7.3 and 7.4. No Units or UARs shall be issued unless they have been authorized for issuance by the Company under the terms of this Agreement. The number of authorized Units of any one or more classes of Units, and UARs, set forth above available for issuance may be increased from time to time upon approval by the Board (as defined in Section 6.2) and, if required by Section 6.4, the Requisite Series A/A-1 Holders and/or the Requisite Series B Holders. The Company shall provide a copy of Schedule A to any Member upon request; provided that, with respect to any request by a Member other than a Preferred Member or a Series B Member, information about the number of Units held by each Member or UARs held by any Person (other than the Member making such request) shall be redacted for purposes of confidentiality.

(b) Incentive Units.

(i) The Company is authorized to issue from time to time Incentive Units to Service Providers pursuant to the terms of this Section 4.1(b) and a separate grant agreement (a “Profits Interest Agreement”). The Incentive Units shall not have voting rights and shall have profits interest threshold amounts (“Profits Interest Threshold Amounts”) as may be set forth in a Profit Interest Agreement, pursuant to which the Company may grant Incentive Units to Service Providers.

(ii) The Board shall be permitted to issue or grant Incentive Units to Service Providers pursuant to this Agreement (or issue Incentive Units to Management for the purpose of and in connection with the issuance or grant by Management of Management Incentive Units to Service Providers), in consideration for the performance of services by such Service Providers. Any such issuance shall be made only in accordance with this Agreement and a Profits Interest Agreement in a form approved by the Board (and subject to Section 5.3 of the Investor Rights Agreement); provided, that, in the event any Incentive Units are issued to Management solely in connection with Management issuing corresponding Management Incentive Units to Service Providers, Management shall not be required to enter into a Profits Interest Agreement and, subject to Section 4.1(b)(iii), such issuance shall only require approval by the Board. Upon the issuance of any Incentive Units, the Percentages of the Members shall be adjusted downward on a pro rata basis based on such Percentages immediately prior to such issuance and the Board shall amend Schedule A to reflect such dilution of the Members’ Percentages. Notwithstanding anything herein to the contrary, no current employee of the Company shall be issued an Incentive Unit directly, without the prior consent of the Board.

(iii) Without limiting the generality of Section 4.1(b)(ii), from time to time, the Board may determine it is in the best interests of the Company, in consideration for the performance of services by Service Providers, to award Incentive Units to Management for the purpose of and in connection with the issuance of Management Incentive Units to such Service Providers. Management shall not issue Management Incentive Units, or any other membership or equity interests in Management, or any securities convertible into or exchangeable for such membership or equity interests, except to such Persons and on such terms as are approved by the Board. Management shall cause (A) each Management Incentive Unit to be issued to the Service Provider designated by the Board in connection with, and in reference to, the award of the corresponding Incentive Unit issued to Management, (B) each Management Incentive Unit to be designated of the same class and series as the corresponding Incentive Unit issued to Management, and (C) the economic rights relating to each such Management Incentive Unit to be subject to the provisions of the Management Operating Agreement and the Management Profits Interest Agreement between Management and such Service Provider. Each Management Profits Interest Agreement shall contain terms consistent with and required by, and otherwise shall be subject to, Section 5.3 of the Investor Rights Agreement. For the avoidance of doubt, if any Management Incentive Units or other equity or membership interests in Management are repurchased or forfeited, the corresponding Incentive Units or other equity or membership interests of the Company issued to Management corresponding to such repurchased or forfeited interests shall be contemporaneously repurchased or forfeited on the same terms, mutatis mutandis, and vice versa.

(iv) Unless otherwise designated by the Board, including the Senior Preferred Director, Incentive Units and the rights and privileges associated with them, collectively, are intended to be “profits interests” for U.S. federal income tax purposes as that term is defined in Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191. Additionally, in accordance with Revenue Procedure 2001-43, 2001-2 C.B. 191, the Company shall treat a Member holding Incentive Units as the owner of such Incentive Units from the date it is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-1s to such Member, allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Incentive Units as if it were fully vested. Each holder of Incentive Units agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds the Incentive Units. The Company and each holder of Incentive Units agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Incentive Units issued to the holders of Incentive Units, either at the time of grant of the Incentive Units or at the time the Incentive Units becomes substantially vested. The undertakings contained in this Section 4.1(b)(iv) shall be construed in accordance with Section 4 of Revenue Procedure 2001-43.

(v) The Profits Interest Threshold Amount for such Incentive Units issued by the Company (including, without limitation, each Management Incentive Unit corresponding to, and issued with reference to, such Incentive Unit) shall be specified by the Board in its sole discretion at the time of such issuance and shall be determined so as to cause the Incentive Units to constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343 as amplified by Revenue Procedure 2001-43, 2001-2 C.B. 191, although neither the Board nor the Company shall have any liability for the failure of such Incentive Units (including, without limitation, the Management Incentive Units corresponding to, and issued with reference to, such Incentive Units) to so qualify. The provisions of this Section 4.1(b)(v) shall apply regardless of whether or not the holder of an Incentive Unit files an election pursuant to Code Section 83(b); provided, that every Member receiving Incentive Units will timely make an election under Section 83(b) of the Code with respect to any Incentive Units received by such Member upon their issuance, in a manner reasonably prescribed by the Company, and Management shall take reasonable efforts to cause every member of Management that receives Management Incentive Units that correspond to, and are issued with respect to, Management’s Incentive Units to timely make an election under Section 83(b) of the Code with respect to any Management Incentive Units received by such member upon their issuance, in a manner reasonably prescribed by the Company.

(vi) Each Member authorizes the Partnership Representative to elect to apply the safe harbor set forth in proposed Regulation Section 1.83-3(l) and Internal Revenue Service Notice 2005-43 (under which the fair market value of a partnership interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest) if such proposed Regulation or a similar proposed Regulation becomes a final Regulation. If the Partnership Representative determines that the Company should make such election, the Members hereby authorize the Partnership Representative to amend this Agreement to provide (i) the Company is authorized and directed to elect the safe harbor, (ii) the Company and each of its Members (including any Person to whom a membership interest is transferred in connection with the performance of services) agrees to comply with all requirements of the safe harbor with respect to all interests transferred in connection with the performance of services while such election remains in effect and (iii) the Company and each of its Members agree to take all actions necessary, including providing the Company with any required information, to permit the Company to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective. The Members authorize the Partnership Representative to amend this Agreement to modify Article 5 to the extent the Partnership Representative determines in its good faith discretion that such modification is necessary or desirable as a result of the issuance of Regulations relating to the tax treatment of the transfer of an interest in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, the Partnership Representative shall not be required to obtain the Members’ consent to amend the Agreement in accordance with this Section 4.1(b) and each Member agrees that it will be legally bound by any such amendment.

(vii) This Section 4.1(b), together with the Profits Interest Agreements pursuant to which Incentive Units are issued are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the Securities Act and the issuance of Incentive Units pursuant hereto is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 or Rule 506(b) under Regulation D promulgated under the Securities Act; provided, however, that the foregoing shall not restrict or limit the Company’s ability to issue any securities pursuant to any other exemption from registration under the Securities Act available to the Company.

(viii) Any Incentive Units forfeited or repurchased pursuant to the terms of this Agreement, or the applicable Profits Interest Agreement may be reissued by the Board to existing or future Service Providers in accordance with the terms of this Agreement. If a Management Incentive Unit is redeemed or repurchased pursuant to the terms of the applicable Management Profits Interest Agreement, any consideration to be paid or issued to such Management Member in respect thereof shall be paid or issued by the Company in accordance with the terms of the Management Operating Agreement or such Management Profits Interest Agreement directly to the applicable Management Member, but shall be deemed for tax purposes to have been paid or issued by the Company to Management and then distributed by Management to such Management Member in redemption of such Management Incentive Units held by such Management Member. In the event a Management Incentive Unit is forfeited, redeemed or repurchased under the terms of the applicable Management Profits Interest Agreement, the corresponding Incentive Unit issued to Management shall also be treated as forfeited, redeemed or repurchased, as applicable. In furtherance of the foregoing, in the event that any Management Incentive Unit is so redeemed or repurchased or is forfeited to Management pursuant to the applicable Management Profits Interest Agreement, Management shall contribute the corresponding Incentive Unit back to the Company for no additional consideration (or shall be treated as having done so). Any Management Incentive Units forfeited, redeemed or repurchased pursuant to the terms of the applicable Management Profits Interest Agreement may be reissued by the Board to existing or future Service Providers in accordance with the terms of this Agreement.

(c) Other Equity-Related Matters.

(i) The Board, with the approval of the Senior Preferred Director, may, (A) establish one or more equity incentive plans, and (B) under any such equity incentive plan or any alternative plan, in lieu of Incentive Units (or options, profits interests or RSUs in respect of Incentive Units), issue unit appreciation rights or similar contractual “phantom” appreciation equity interests. For the avoidance of doubt, as of the date hereof, the existing equity incentive plans approved by the Board are the Management Incentive Plan and UAR Plan.

(ii) Without limiting the generality of Section 4.1(c)(i), from time to time, the Board may determine it is in the best interests of the Company, in consideration for the initiation or performance of services by employees (who are not officers) of the Company, to delegate to the Chief Executive Officer the authority to issue a specified number of UARs to such employees. The Chief Executive Officer shall not issue UARs, except to such categories of employees (who are not officers) and within such limits and on such terms as are approved by the Board. The Chief Executive Officer shall cause (A) each UAR to be issued to the employee at the then applicable Profits Interest Threshold Amount, and (B) the economic rights relating to each such UAR to be subject to the provisions of the UAR Plan and the UAR Agreement between the Company and such employee. Each UAR Agreement shall contain terms consistent with and required by, and otherwise shall be subject to, Section 5.3 of the Investor Rights Agreement.

(iii) Neither this Agreement nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any holder of a Unit or UAR any right (A) to be retained in the employ or service of the Company or any of its subsidiaries or (B) to interfere with or to limit in any way the right of the Company or any of its subsidiaries to terminate the employment or engagement of such holder at any time.

(d) Certificates; Legend. Unless and until the Board shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company (including Schedule A). If at any time the Board shall determine to certificate Units (it being acknowledged that the Board has no obligation to do so), such certificates will contain such legends as the Board shall reasonably determine are necessary.

4.2 Capital Contributions.

(a) The holders of Common Units listed on Schedule A as of the date hereof previously contributed capital to the Company in the amounts (if any) set forth on Schedule A.

(b) Pursuant to the Junior Preferred Unit Purchase Agreement, the holders of Junior Preferred Units listed on Schedule A as of the date hereof have purchased or received an aggregate of 80,000,000 Junior Preferred Units from the Company for an aggregate Junior Preferred Original Issue Price of $8,000,000.

(c) Pursuant to the Series A Purchase Agreement, the holders of Series A Units listed on Schedule A as of the date hereof have purchased or received an aggregate of 59,489,430 Series A Units from the Company for an aggregate Series A Original Issue Price of

$64,468,695.29.

(d) Pursuant to the Series A-1 Purchase Agreement, the holders of Series A-1 Units listed on Schedule A as of the date hereof have purchased an aggregate of 12,459,324 Series A-1 Units from the Company for an aggregate Series A-1 Original Issue Price of $18,833,514.16.

(e) Pursuant to the Series B Purchase Agreements, the holders of Series B Preferred Units listed on Schedule A as of the date of the Amendment have purchased or received an aggregate of 5,882,352 Series B Preferred Units from the Company for an aggregate purchase price of $59,999,990.40 at the Applicable Closing (as defined in the Series B Purchase Agreements).

(f) Other than as set forth in this Section 4.2, no Member shall be required to make any additional Capital Contribution to the Company, unless otherwise mutually agreed to by the Company and such Member.

4.3 Nature of Interests. The Units shall for all purposes be personal property. No Member has any interest in specific Company property. Each Member hereby waives any and all rights such Person may have to initiate or maintain any suit or action for partition of the Company Assets.

4.4 Capital Accounts. An individual Capital Account shall be established and maintained for each Member.

4.5 No Withdrawal. Except as set forth in Section 12.2 with respect to the Series B Members, no Member shall be entitled to resign from the Company or withdraw all or any portion of such Member’s Capital Contributions or the balance of such Member’s Capital Account, or to receive any distribution from the Company, except as expressly provided herein including as set forth in Section 7.4 and Section 12.2.

4.6 Loans from Members. To the extent the Board determines necessary or advisable for the business of the Company, one or more Members may, but shall not be obligated to, make loans or otherwise lend funds to, act as surety or endorser for, assume one or more specific obligations of, provide collateral for, or enter into other credit, guarantee, financing or refinancing arrangements with or for the benefit of, the Company. Any loans by Members to the Company shall not be considered Capital Contributions. If any Member advances funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such advances shall not result in any increase in the amount of the Capital Account of such Member unless otherwise agreed by the Company and such Member. The amount of any such advances that are not agreed to be additional Capital Contributions shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

5.1 Distributions.

(a) Series B Accruing Dividends. From and after the date of the issuance of any Series B Preferred Units, cumulative dividends shall accrue daily on the Series B Preference Amount of each Series B Preferred Unit at the Annual Rate (the “Series B Accruing Dividends”). Series B Accruing Dividends shall accrue daily whether or not earned or declared, whether or not there are earnings or profits, surplus or other funds or assets of the Company legally available for the payment of dividends. Series B Accruing Dividends shall be cumulative, and shall compound semi-annually on each Semi-Annual Dividend Date. Prior to the earlier of (i) the termination of the Business Combination Agreement or (ii) the consummation of the Business Combination, the Series B Accruing Dividends shall be paid in kind by increasing the Series B Preference Amount (a “Series B PIK Dividend”), and thereafter, shall be paid, at the election of the Company (x) in cash (a “Series B Cash Dividend”) or (y) as a Series B PIK Dividend (but not a combination thereof).

(b) Distributions. Other than distributions in connection with the dissolution, liquidation or winding up of the Company or any Deemed Liquidation Event (which shall be made in the manner set forth in Section 5.4(c)) or in connection with a Series B Redemption (which shall be made in the manner set forth in Section 12.2), the Company shall not declare, pay or set aside any distributions on Units of any class or series unless (in addition to the obtaining of any consents required elsewhere in this Agreement) (I) all Series B Accruing Dividends have been paid and (II) the holders of the Preferred Units then outstanding shall first receive, or simultaneously receive, a distribution on each outstanding Preferred Unit in an amount at least equal to (i) in the case of a distribution on Common Units or any class or series of Units that is convertible into Common Units, that distribution per Preferred Unit as would equal the product of (A) the distribution payable on each Unit of such class or series determined, if applicable, as if all Units of such class or series had been converted into Common Units and (B) the number of units of Common Units issuable upon conversion of such Preferred Unit, in each case, calculated on the record date for determination of holders entitled to receive such distribution or (ii) in the case of a distribution on any class or series of Units that is not convertible into Common Units, at a rate per Preferred Unit determined by (A) dividing the amount of the distribution payable on each Unit of such class or series by the original issuance price of such class or series of Units (subject to appropriate adjustment in the event of any Unit distribution, Unit split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to (x) in the case of the Series A/A-1 Preferred Units or the Junior Preferred Units, the Original Issue Price of such Preferred Unit and (y) in the case of the Series B Preferred Units, the Series B Preference Amount of such Preferred Unit; provided that, if the Company declares, pays or sets aside, on the same date, a distribution on units of more than one (1) class or series of capital units of the Company, the distribution payable to the holders of Preferred Units pursuant to this Section 5.1 shall be calculated based upon the distribution on the class or series of capital units that would result in the highest Preferred Unit distribution. For the avoidance of doubt, this Section 5.1 shall apply to Series A Unitholders and Series A-1 Unitholders pari passu.

5.2 Allocations of Net Profit and Net Losses.

(a) Net Profits and Net Losses shall be determined and allocated with respect to each Fiscal Year or other period of the Company, (i) as of the end of such Fiscal Year or other period, (ii) at such times as the Gross Asset Value of any Company Asset is adjusted pursuant to the definition thereof, and (iii) at such other times as may be required pursuant to this Agreement or otherwise under the Code and the Regulations. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses.

(b) After giving effect to the allocations under Section 5.2(c), Net Profits and Net Losses for any Fiscal Year shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 11.3 if the Company sold all of its assets for cash equal to their Gross Asset Value, all Company liabilities were satisfied in accordance with their terms (limited with respect to each Member Nonrecourse Liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 11.3 to the Members immediately after making such allocation, minus such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets. For the avoidance of doubt, (i) any Unvested Distribution Amount with respect to Unvested Units (including, without limitation, each unvested Management Incentive Unit corresponding to, and issued with reference to, such unvested Unit) that would otherwise be held pursuant to Section 4.1(b) shall be treated as having been distributed with respect to such Unvested Units for purposes of this Section 5.2(b), and (ii) no gross items of income or gain shall be allocated to the holders of any class of Series A/A-1 Preferred Units, and no amount shall be treated as giving rise to a “guaranteed payment” for the use of capital pursuant to Section 707 of the Code in respect of any class of Series A/A-1 Preferred Units, unless required by a change in law or a final “determination” within the meaning of Section 1313 of the Code.

(c) Regulatory Allocations. Notwithstanding the provisions of Sections 5.2(a) and 5.2(b), the following special allocations shall be made in the following order of priority:

(i) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Section 1.704-2(g)(2). This Section 5.2(c)(i) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulation Section 1.704-2(g)(2). This Section 5.2(c)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (d)(5) or (d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. This Section 5.2(c)(iii) is intended to constitute a “qualified income offset” provision as described in Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Limitation on Allocation of Net Losses. If the allocation of Net Losses (or items of loss or deduction) to a Member as provided in Sections 5.2(a) and (b) hereof would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Losses (or items of loss or deduction) as will not create or increase an Adjusted Capital Account Deficit. The Net Losses (or items of loss or deduction) that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative interests in the Company, subject to the limitations of this Section 5.2(c)(iv).

(v) Certain Additional Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(2) or Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(vi) Nonrecourse Deductions. The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members on a Per Unit Pro Rata Basis.

(vii) Member Nonrecourse Deductions. The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulation Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i)(1).

(viii) Noncompensatory Options. If, as a result of an exercise of a noncompensatory warrant or option to acquire an interest in the Company, a Capital Account reallocation is required under Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Regulations Section 1.704-1(b)(4)(x).

(ix) Curative Allocations. The allocations set forth in Sections 5.2(c)(i) through (viii) hereof (collectively, the “Regulatory Allocations”) are intended to comply with requirements of the applicable Regulations. It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.2(c)(ix). Therefore, notwithstanding any other provision of Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account such Member would have had if the Regulatory Allocations were not terms of this Agreement and all Company items were allocated pursuant to Section 5.2(a) and Section 5.2(b).

(x) Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules.

5.3 Tax Allocations & Other Tax Provisions.

(a) Generally. Except as otherwise provided in Section 5.3(b), for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction and credit shall be allocated between the Members in the same manner as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to this Article 5.

(b) Section 704(c) of the Code. Tax items with respect to Company Assets that are contributed to the Company with a Gross Asset Value that varies from their basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board and approved by the prior written consent of the Requisite Series A/A-1 Holders; provided, however, that notwithstanding the foregoing, the Company shall use the “traditional method” (as described in Regulations Section 1.704-3(b)) (and the “traditional method with curative allocations” upon gain from the sale of contributed property (as described in Regulation Section 1.704-3(c))) with respect to any Company Assets contributed by the Common Members and any Member holding Preferred Units on or prior to the Effective Date. If the Gross Asset Value of any Company Asset is adjusted pursuant to the definition of “Gross Asset Value” herein, subsequent allocations of income, gain, loss, deduction and credit with respect to such Company Asset shall take account of any variation between the adjusted basis of such Company Asset for federal income tax purposes and its Gross Asset Value in a manner consistent with Code Section 704(c) and the Regulations promulgated thereunder under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the Board. Allocations pursuant to this Section 5.3(b) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses and any other items or distributions pursuant to any provision of this Agreement.

(c) Other Tax Provisions.

(i) For any Fiscal Year or other period during which any part of an Interest in the Company is transferred between the Members or to another Person, the portion of the Net Profits, Net Losses and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of an interest in the Company shall be apportioned between the transferor and the transferee by taking into account their varying interests during such Fiscal Year pursuant to Code Section 706 and Regulations Section 1.706-4, using any method or convention permitted by law and chosen by the Board, provided that the “closing of the books” method shall be used for the taxable year including the Effective Date to the maximum extent possible. For purposes of making such allocations, the Board is hereby authorized to select any method, convention or extraordinary item permitted under Regulations Section 1.706-4 as the Board determines necessary or appropriate, which selection shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Board is made by “agreement of the partners” within the meaning of Regulations Section 1.706-4(f).

(ii) In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Article 5, the Board is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.

(iii) For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Profits shall be determined in accordance with such Member’s Per Unit Pro Rata Basis.

(iv) The Members acknowledge and are aware of the income tax consequences of the allocations made by this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their shares of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit for U.S. federal, state and local income tax purposes.

(v) All matters concerning the allocations and other determinations provided for in this Article 5 and any accounting procedures not expressly provided for in this Agreement shall be determined by the Board.

5.4 Distributions. Subject to the provisions of Section 5.5 and Section 5.6, the Company shall make distributions, if any, to the Members as follows:

(a) Interim Distributions. Subject to the provisions of Section 6.4(c) and excluding any Tax Distributions made in accordance with Section 5.5, any interim distributions that the Company may make to the Members shall be made at such times and in such amounts as the Board in its sole discretion may determine, and when made, shall be made in accordance with Section 5.1; provided, however, that no distributions will be paid with respect to any Incentive Unit under this Section 5.4(a) until the aggregate amount of all distributions under Section 5.1, Section 5.4, Section 5.5 and Section 11.3 from and after the date of issuance of such Incentive Unit exceeds the applicable Profits Interest Threshold Amount associated with such Incentive Unit (i.e., Incentive Units with different Profits Interest Threshold Amounts shall commence their respective participation under this Section 5.4(a) only once the aggregate amount of all distributions under Section 5.1, Section 5.4, Section 5.5 and Section 11.3 after the date of issuance of the relevant Incentive Unit equals the Profits Interest Threshold Amount with respect to such Incentive Unit). Any amounts not distributed to holders of Incentive Units due to application of the applicable Profits Interest Threshold Amount shall instead be distributed among the holders of Units entitled to receive distributions under this Section 5.4(a), including Incentive Units whose Profits Interest Threshold Amounts are lower than the Incentive Units with respect to which a distribution was not made or reduced and that are otherwise entitled to participate in such distributions, in accordance with Section 5.1.

(b) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the Members is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Sale Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the Members in accordance with Section 5.4(d) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the Members upon satisfaction of such contingencies shall be allocated among the Members in accordance with Section 5.4(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5.4(b), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

(c) Fees and Expenses. For the avoidance of doubt, without limiting Section 5.7, if any fees are paid, or expenses are paid or reimbursed, to a holder of Units or its Affiliates, such amounts shall not be considered distributions for any purpose under this Section 5.4 or otherwise hereunder.

(d) Dissolution and Liquidation or Deemed Liquidation Event. In the event of the dissolution, liquidation or winding up of the Company, or any Deemed Liquidation Event, the assets of the Company shall be disbursed in the following order of priority:

(i) first, to make payment of all debts and liabilities owing to creditors and the expenses of dissolution or liquidation;

(ii) second, to establish such reserves as reasonably deemed by the Board necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii) third, in accordance with the following priority:

A. Series B Units Preference. First, to the holders of Series B Preferred Units, pro rata to the holders of Series B Preferred Units based on the applicable Series B Preference Amount of the outstanding Series B Preferred Units held by each holder, until the Company has distributed a cumulative amount per unit in respect of each Series B Preferred Unit pursuant to this Section 5.4(d)(iii)A equal to the Series B Preference Amount;

B. Series A Units and Series A-1 Units Preference. Second, after payment in full of the amounts required pursuant Section 5.4(d)(iii)A, to the holders of Series A Units and Series A-1 Units, pro rata and on a pari passu basis between the holders of Series A Units and Series A-1 Units based on the applicable Original Issue Price of the outstanding Series A/A-1 Preferred Units held by each holder, until the Company has distributed a cumulative amount per unit in respect of each class of Series A/A-1 Preferred Unit pursuant to this Section 5.4(d)(iii)B equal to the Series A Preference Amount and Series A-1 Preference Amount, as applicable;

C. Junior Preferred Units Preference. Third, after payment in full of the amounts required pursuant to Section 5.4(d)(iii)A and B above, to the holders of Junior Preferred Units, pro rata based on the number of Junior Preferred Units held by each, until the Company has distributed a cumulative amount in respect of each Junior Preferred Unit pursuant to this Section 5.4(d)(iii)C equal to the Junior Preferred Preference Amount;

D. Pro Rata Common Units and Incentive Units. Fourth, after payment in full of the amounts required pursuant to Sections 5.4(d)(iii)A, B and C above, any remaining amount, to the holders of Common Units and Incentive Units that are Vested Units, on a Per Unit Pro Rata Basis with respect to such Vested Units;

provided, however, that no distributions will be paid with respect to any Incentive Unit under this Section 5.4(d)(iii) until the aggregate amount of all distributions under Section 5.4, Section 5.5 and Section 11.3 from and after the date of issuance of such Incentive Unit exceeds the applicable Profits Interest Threshold Amount associated with such Incentive Unit (i.e., Incentive Units that have different Profits Interest Threshold Amounts shall commence their respective Per Unit Pro Rata participation under this Section 5.4(d)(iii) only once the aggregate amount of all distributions under Section 5.4, Section 5.5 and Section 11.3 after the date of issuance of the relevant Incentive Unit equals the applicable Profits Interest Threshold Amount with respect to such Incentive Unit). Any amounts not distributed to holders of Incentive Units due to application of the applicable Profits Interest Threshold Amount shall instead be distributed on a Per Unit Pro Rata Basis among the holders of Units entitled to receive distributions under this Section 5.4(d)(iii), including Incentive Units whose Profits Interest Threshold Amounts are lower than the Incentive Units with respect to which a distribution was not made or reduced and that are otherwise entitled to participate in such distribution.

Notwithstanding the foregoing, if (x) the amount payable in respect of a Preferred Unit of any class or series pursuant to Section 5.4(d)(iii)A-D but for the remainder of this paragraph is less than (y) the amount that would be payable pursuant to Section 5.4(d)(iii)A-D in respect of the Common Units into which such Preferred Unit would convert, if such Preferred Unit and all Preferred Units of the same class or series converted into Common Units in accordance with Section 12.1 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, then the holder thereof shall be entitled to receive, in lieu of the amount otherwise payable pursuant to Section 5.4(d)(iii)A-D in respect of such Preferred Unit, such amount as would be payable pursuant to Section 5.4(d)(iii)A-D if such Preferred Unit and all Preferred Units of the same class or series converted into Common Units in accordance with Section 12.1 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

To the extent that the amounts available for distribution pursuant to any of Sections 5.4(d)(i)-(iii) above are insufficient to pay the full amounts to which the applicable Members would otherwise be entitled pursuant to each such subsection, then the Members designated to receive distributions pursuant to such subsection shall share ratably in any such distribution in proportion to the respective amounts that would otherwise be payable in respect of the applicable Units held by them if all amounts payable on or with respect to such Units pursuant to such subsection were paid in full.

The Company shall not have the power to effect a Deemed Liquidation Event unless the applicable Sale Agreement provides that the consideration payable to the Members of the Company shall be allocated among the holders of Units in accordance with Section 5.4(d)(iii) hereof. Upon the occurrence of any Deemed Liquidation Event that would involve the distribution of assets other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution as determined in good faith by the Board.

(e) Sale of the Company. In connection with any Company Unit Sale, unless otherwise agreed by the Requisite Series A/A-1 Holders and the Requisite Common Holders, each Member covenants and agrees that any agreement that such Member enters into with respect to such Company Unit Sale shall allocate the aggregate purchase price paid to all Members for their Units among each Member based on the amount that each Member would receive if the aggregate economic consideration payable in such Company Unit Sale were distributed pursuant to this Section 5.4 in a Deemed Liquidation Event.

(f) Distributions of Assets In-Kind. No Member shall have the right to require any distribution of any assets of the Company to be made in cash or in kind. If any assets of the Company are distributed in kind, such assets shall be distributed pursuant to the applicable section of Section 5.4 on the basis of their fair market value as determined by the Board, with approval of the Senior Preferred Director (whose approval shall not be unreasonably withheld, conditioned or delayed), in good faith. Any Member entitled to any interest in such assets shall, unless otherwise determined by the Board, with approval of the Senior Preferred Director (whose approval shall not be unreasonably withheld, conditioned or delayed), receive separate assets of the Company, and not an interest as tenant-in-common with other Members so entitled in each asset being distributed.

5.5 Tax Distributions. To the extent the Company has available cash for distribution under the Act, before any amounts are distributed pursuant to Section 5.4 for the current Fiscal Year, and, in any event, on or before April 1 of each Fiscal Year (or on a quarterly basis prior to the estimated tax payment due dates for individuals in respect of such Fiscal Year if the Board so determines), the Company shall distribute to each Member an amount in cash of available cash, if any, equal to such Member’s Tax Distribution Amount for the preceding Fiscal Year. Any distribution of a Tax Distribution Amount made pursuant to this Section 5.5 (each, a “Tax Distribution”) shall be treated as an advance against, and shall reduce the amount of, the next distribution(s) that the Member would otherwise receive pursuant to Section 5.4(a), Section 5.4(d)(iii) or Section 11.3 (the amount so reduced, the “Reduction Amount”). If (i) the immediately preceding sentence operates to reduce any amounts payable to a Member and (ii) such reduction occurs at a time when additional Units have been issued subsequent to the Tax Distribution giving rise to such reduction, the Reduction Amount shall apply only in respect of Units that were outstanding at the time of the Tax Distribution giving rise to a Reduction Amount. Notwithstanding the foregoing, no Tax Distributions shall be made in connection with any distributions made pursuant to Section 11.3 below.

5.6 Limitations on Distributions to Holders of Incentive Units.

(a) Notwithstanding any other provision of this Article 5, to the extent that any Member has been granted any Incentive Units that, by the terms of such grant or by agreement, entitle the holder, once such Incentive Units vest, to receive less than the full amount of distributions otherwise payable in respect of such class or series of Incentive Units generally, whether on account of a Profits Interest Threshold Amount valuation or otherwise (other than Unvested Distribution Amounts), then the provisions of such grant or agreement shall supersede such holder’s rights under this Article 5, and the amount of reduction in distributions to such holder shall be available for distribution to all other Members in accordance with this Article 5.

(b) Notwithstanding the foregoing provisions of this Section 5.6, after achievement of the Profits Interest Threshold Amount with respect to any Incentive Units, the Unvested Distribution Amount that would otherwise be made in respect of any unvested Incentive Units (or portion thereof) (including, without limitation, each unvested Management Incentive Unit corresponding to, and issued with reference to, such unvested Incentive Unit) under Section 5.4 shall instead be deducted from such distribution and be recorded as an Unvested Distribution Amount in the Company’s books and records at the time of such distribution. The Unvested Distribution Amount in respect of any such Incentive Units (or portion thereof) (including, without limitation, each Management Incentive Unit corresponding to, and issued with reference to, such Incentive Unit) that vested following such prior distribution shall be distributed by the Company to the holders of such Incentive Units (or to Management in respect of the Management Incentive Unit underlying such Incentive Unit) in the proportion of, and promptly following, such vesting. Upon the termination, forfeiture or repurchase of any unvested Incentive Units (including, without limitation, each unvested Management Incentive Unit corresponding to, and issued with reference to, such unvested Incentive Unit), any Unvested Distribution Amount previously recorded with respect to such unvested Incentive Units (including, without limitation, each unvested Management Incentive Unit corresponding to, and issued with reference to, such unvested Incentive Unit) shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 5.4 be distributed to the Members, including with respect to the vested Incentive Units (including, without limitation, each vested Management Incentive Unit corresponding to, and issued with reference to, such vested Incentive Unit), in accordance with Section 5.4.

(c) Notwithstanding the foregoing provisions of this Section 5.6, in the event any distributions are made to Management solely in respect of the Incentive Units with corresponding Management Incentive Units previously issued to Service Providers in accordance with Section 4.1(b), the foregoing provisions of Section 5.6 shall apply to such Management Incentive Units, mutatis mutandis. Such distributions shall be deemed for tax purposes to have been paid by the Company to Management and then distributed by Management to such Management Members in respect of the Management Incentive Units held by such Management Members.

5.7 Withholding; Erroneous Distributions.

(a) Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board reasonably determines the Company is required to withhold or pay with respect to any amount distributable or allocable to, or otherwise with respect to, such Member pursuant to this Agreement, including in connection with any Company Level Taxes. The amount of any such taxes paid or withheld by the Company shall be allocated among the Members as reasonably determined by the Board, and except to the extent that such amounts are actually withheld by the Company from distributions that otherwise would then have been made to the relevant Member, such amounts shall constitute a loan by the Company to such Member, which loan shall be repaid to the Company by such Member within 15 days after notice thereof from the Company; provided, however, that any such payment shall not be treated as a Capital Contribution and shall not reduce the amount that a Member is otherwise obligated to contribute to the Company. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Units to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.7. Each Member shall take such actions as the Company may request in order to perfect or enforce the security interest created hereunder. Each Member shall indemnify and hold harmless the Company, the other Members, the Partnership Representative and the Board from and against any tax liability (including any liability for Company Level Taxes) with respect to income attributable to or distributions or other payments to such Member. The rights and obligations of the Company and the Members under this Section 5.7 shall survive any withdrawal or redemption of any Member or any dissolution or termination of the Company; provided, however, that, subject to Section 9.2, if the Board reasonably determines that seeking indemnification for Company Level Taxes from a former Member is not commercially reasonable, or that seeking such indemnification has failed, then, in either case, the Board may (A) recover any liability for Company Level Taxes from the Substituted Member that acquired directly or indirectly the applicable interest in the Company from such former Member or (B) treat such liability for Company Level Taxes as a Company expense.

(b) If the Company has, pursuant to any clear and manifest accounting or similar error, paid any Member an amount in excess of the amount to which it is entitled pursuant to this Article 5, such Member will reimburse the Company to the extent of such excess, without interest, within 30 days after demand by the Company. This obligation of a Member to reimburse the Company for erroneous distributions shall continue after such Member transfers or liquidates any or all of its interest in the Company.

ARTICLE 6

MANAGEMENT OF COMPANY

6.1 General. On any matter presented to the Members of the Company for their action or consideration at any meeting of Members of the Company (or by written consent of Members in lieu of meeting), each holder of outstanding units of Preferred Units shall be entitled to cast the number of votes equal to the number of Common Units issuable upon conversion of each Preferred Unit in accordance with Section 12.1; provided, that so long as such Junior Preferred Units are held by the Founder, each Junior Preferred Unit will have the right to a number of votes equal to 10x the number of Common Units issuable upon conversion of such Junior Preferred Unit in accordance with Section 12.1. Except as provided by law or by the other provisions of this Agreement, holders of Preferred Units shall vote together with the holders of Common Units as a single class and on an as-converted to Common Units basis.

6.2 Management by Board of Directors.

(a) Except for situations in which the approval of one or more Members is expressly required by this Agreement or by nonwaivable provisions of applicable law, (i) the powers of the Company, including, without limitation, effecting a Conversion as contemplated by Article 8, shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a Board of Directors (the “Board” and each member thereof being referred to for purposes of this Agreement as a “Director”) and (ii) the Board may make all decisions and take all actions for the Company not otherwise provided in this Agreement.

(b) The size of the Board shall be five Directors. Each Member agrees to vote, or cause to be voted, all Units owned by such member, or over which such Member has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure the following persons shall be appointed as follows:

(i) One individual elected by the holders of a majority of the Series A/A-1 Preferred Units (the “Senior Preferred Director”), which individual shall be designated from time to time by Prime Movers for so long as Prime Movers and its Affiliates continue to own beneficially at least 25% of the Series A/A-1 Preferred Units initially purchased by it (which number shall be equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications with respect to the Series A/A-1 Preferred Units);

(ii) Three individuals elected by the holders of a majority of the Junior Preferred Units (each a “Junior Preferred Director”), which individuals shall be designated from time to time by the holders of a majority of the Common Units issued or issuable upon conversion of the Junior Preferred Units for so long as there remain outstanding at least (x) 20,000,000 Junior Preferred Units (which number shall be equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications with respect to the Junior Preferred Units) or (y) that number of Common Units into which such number of Junior Preferred Units described in preceding clause (x) converted (which number shall be equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications with respect to the Common Units after such conversion); and

(iii) One individual who shall be the Company’s Chief Executive Officer (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Members shall promptly vote their respective Units (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board; and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director.

For purposes of clarity, there shall be no cumulative voting by Members or Directors when appointing Directors.

(c) Failure to Designate a Director. In the absence of any designation from the Person(s) or groups with such rights as specified in Section 6.2(b) above, the Director previously designated by such Person(s) or groups and then serving shall continue to serve if still eligible and willing to serve as provided herein. If the holders of units of Series A/A-1 Preferred Units, Junior Preferred Units or Common Units, as the case may be, fail to designate a sufficient number of directors to fill all directorships for which they are entitled to designate directors, voting exclusively and as a separate class, pursuant to Sections 6.2(b)(i)-(iii), then any directorship not so filled shall remain vacant until such time as the holders of the Series A/A-1 Preferred Units, Junior Preferred Units or Common Units, as the case may be, designate a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by Members of the Company other than by the Members of the Company that are entitled to designate a person to fill such directorship, voting exclusively and as a separate class.

(d) Removal of Board Members; Decrease in Size of Board.

(i) No Director appointed, approved, elected or continuing pursuant to Section 6.2(b) or Section 6.2(c) of this Agreement may be removed from office unless (i) such removal is directed or approved by the Person(s) or groups originally entitled to designate such Director pursuant to Section 6.2(b) or (ii) the Person(s) or groups originally entitled to designate such Director pursuant to Section 6.2(b) is/are no longer so entitled to do so.

(ii) Any vacancies created by the resignation, removal or death of a Director appointed, approved, elected or continuing pursuant to Section 6.2(b) or Section 6.2(c) shall be filled pursuant to the provisions of this Article 6.

(iii) Upon the request of any Person(s) or groups entitled to designate a Director as provided in Section 6.2(b) to remove such Director, such Director shall be removed, provided that if the designation of a Director requires approval of two or more groups or Persons, then all such groups or Persons must approve such removal.

(e) No Liability for Appointment or Election of Directors. No Member or Director, nor any Affiliate of any Member, shall have any liability as a result of designating, appointing, approving or electing a person as a Director in accordance with the provisions of Section 6.2 or any act or omission by such designated person in his or her capacity as a Director of the Company.

(f) Director Expenses. The reasonable out-of-pocket expenses of Directors associated with attending meetings or, at the request of the Company, business related to the Company will be borne by the Company, and all Directors who are not employees of the Company will be treated identically with regard to compensation and expense reimbursement related to their service as members of the Board.

6.3 Meetings of Board of Directors.

(a) Meetings of the Board may be called by any Director. All meetings shall be held upon reasonable, and no less than two business days, advance notice to all Directors. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting in writing, prior to its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Directors, or members of a committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. Unless otherwise determined by the vote of a majority of the directors then in office, including the Senior Preferred Director, the Board shall meet at least quarterly in accordance with an agreed-upon schedule.

(b) Each Director shall have one vote as a Director at each meeting or each action by written consent of the Board. The presence of at least a majority of the Directors then serving on the Board shall constitute a quorum for the transaction of business, and, unless otherwise expressly set forth herein, the affirmative vote or approval of at least a majority of the Directors then serving on the Board shall constitute valid approval. Any action which may be taken at a meeting of the Board or any committee thereof may be taken without a meeting if all Directors entitled to vote thereon consent thereto in writing or by electronic transmission. In any instance in which the approval of the Board is required under this Agreement, such approval may be obtained in any manner permitted by the Act.

(c) The Board may, by resolutions passed by a unanimous approval of the Board, designate one or more committees of the Board. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. Any matter approved by such a committee shall constitute approval by the Board for all purposes of this Agreement.

6.4 Powers of Members; Consents of Members.

(a) Except as otherwise provided in this Agreement or required by the Act, (i) no Member or Members (or other Person or Persons) other than the Board acting under the authority of this Agreement and persons authorized by the Board in accordance with Section 6.4 acting under the authority of the Board, shall have the power to act for or on behalf of, or to bind, the Company, and (ii) no Member shall have the right to vote upon or consent to any matter, including without limitation any matter that would otherwise be the subject of a vote pursuant to Section 18-209 of the Act or any other provision of the Act.

(b) Except as otherwise expressly provided in this Agreement, any action to be taken by the Members shall be taken by the Members holding a majority of the votes entitled to be cast by holders of the Capital Units then outstanding (determined in accordance with Section 6.1), voting together as a single class for this purpose. Whenever the consent of Members or any group thereof is required, such consent shall be evidenced by a writing setting forth such consent and executed by the Members holding at least the number of Units necessary for such consent to be effected.

(c) For as long as at least 14,872,468 Series A/A-1 Preferred Units (which number shall be equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications with respect to the Series A/A-1 Preferred Units) remain outstanding at all times following the first issuance of any Series A/A-1 Preferred Units, the Company shall not (and shall cause its subsidiaries not to), either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Agreement) the consent of the Requisite Series A/A-1 Holders, given in writing or by vote at a meeting, and any such act or transaction entered into without such approval shall be null and void ab initio, and of no force or effect:

(i) liquidate, dissolve or wind up the affairs of the Company, or effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing, that would, in each case, result in proceeds received by the holders of Series A/A-1 Preferred Units, in respect of each Series A/A-1 Preferred Unit then outstanding, of less than ten times the Original Issue Price per Series A/A-1 Preferred Unit;

(ii) amend, alter, or repeal any provision of this Agreement or the Certificate of Formation in a way that adversely affects the rights, preferences or privileges of the holders of any class of Series A/A-1 Preferred Units (including such rights, preferences and privileges set forth in the Investor Rights Agreement and the ROFR/Co-Sale Agreement);

(iii) create, or authorize the creation of, or issue or obligate itself to issue, any additional class or series of Equity Securities of the Company (including capital and profits interests) unless the same ranks junior to the Series A/A-1 Preferred Units with respect to its rights, preferences and privileges, or increase the authorized number of any additional class or series of Equity Securities of the Company (including capital and profits interests) unless the same ranks junior to the Series A/A-1 Preferred Units with respect to its rights, preferences and privileges;

(iv) create, or authorize the creation of, or issue or obligate itself to issue, any additional class or series of Equity Securities of the Company (including Units, capital and profits interests), or reclassify, alter or amend any existing Equity Security of the Company, if doing so would result in the Company having authorized or issued Equity Securities that are not classified under this Agreement (as the same may be amended and/or restated from time to time) as Common Units, Preferred Units or Incentive Units;

(v) increase or decrease the authorized number of Series A Units or Series A-1 Units;

(vi) (A) reclassify, alter or amend any existing Equity Security of the Company that is pari passu with the Series A/A-1 Preferred Units in respect of its rights, preferences or privileges, if such reclassification, alteration or amendment would render such other Equity Security senior to the Series A/A-1 Preferred Units in respect of any such right, preference, or privilege or (B) reclassify, alter or amend any existing security of the Company that is junior to the Series A/A-1 Preferred Units in respect of its rights, preferences or privileges, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A/A-1 Preferred Units in respect of any such right, preference or privilege;

(vii) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any equity securities of the Company (including capital and profits interests) other than (A) redemptions of or dividends or distributions on the Preferred Units as expressly authorized herein, (B) dividends or other distributions payable on the Common Units solely in the form of additional Common Units and (C) repurchases of Units from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at a price equal to the original purchase price;

(viii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $500,000;

(ix) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any equity securities, or sell, transfer or otherwise dispose of less than all of the equity securities of any direct or indirect subsidiary of the Company;

(x) increase or decrease the size of the Board; or

(xi) cause or permit the Company or any of its subsidiaries to sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens.

(d) For as long as at least 20% or more of the Series B Preferred Units (which number shall be equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications with respect to the Series B Preferred Units) issued as of the Series B Preferred Unit Original Issue Date remain outstanding, the Company shall not (and shall cause its subsidiaries not to), either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Agreement) the consent of the Requisite Series B Holders, given in writing or by vote at a meeting, and any such act or transaction entered into without such approval shall be null and void ab initio, and of no force or effect:

(i) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of this Agreement or the Certificate of Formation of the Company in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Units or the Common Units (including such rights, preferences and privileges set forth in the Investor Rights Agreement and the ROFR/Co-Sale Agreement);

(iii) create, or authorize the creation of, or issue or obligate itself to issue, any additional class or series of Equity Securities of the Company (including capital and profits interests) unless the same ranks junior to the Series B Preferred Units with respect to its rights, preferences and privileges, or increase the authorized number of any class or series of Equity Securities of the Company (including capital and profits interests) unless the same ranks junior to the Series B Preferred Units with respect to its rights, preferences and privileges;

(iv) create, or authorize the creation of, or issue or obligate itself to issue, any additional class or series of Equity Securities of the Company (including Units, capital and profits interests), or reclassify, alter or amend any existing Equity Security of the Company, if doing so would result in the Company having authorized or issued Equity Securities that are not classified under this Agreement (as the same may be amended and/or restated from time to time) as Common Units, Preferred Units or Incentive Units;

(v) increase or decrease the authorized number of Series B Preferred Units;

(vi) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any equity securities of the Company (including capital and profits interests) other than (A) redemptions of or dividends or distributions on the Preferred Units as expressly authorized herein, (B) dividends or other distributions payable on the Common Units solely in the form of additional Common Units and (C) repurchases of Units from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at a price equal to the original purchase price;

(vii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $500,000;

(viii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any equity securities, or sell, transfer or otherwise dispose of less than all of the equity securities of any direct or indirect subsidiary of the Company;

(ix) the entry into, or material variation, of any agreement or transaction with any Related Party; provided however that no approval shall be required for issuance of Incentive Units to Service Providers under the Management Incentive Plan, the UAR Plan or any future incentive plan, equity plan or equity-based compensation plan or other similar arrangements established by the Company, regardless of whether they are otherwise a Related Party.

(e) In connection with the giving or withholding of any such consent pursuant to this Section 6.4, (i) no Member shall have any duty (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or the other Members and (ii) each Member shall (A) be entitled to consider only such interests and factors as such Member elects (whether or not such interests conflict with the interests of the Company or any other Member) and (B) have no duty to disclose any such real, perceived or potential conflicts.

6.5 Duties of Directors and Members. To the fullest extent permitted by the Act and other applicable law, and in all instances solely to the extent not inconsistent with the specific provisions of the Certificate or Formation and this Agreement, it is the intention and agreement of the parties that:

(a) The Members’ respective obligations to each other are limited to the express obligations set forth in this Agreement, subject only to the implied contractual covenant of good faith and fair dealing. No Member shall have any duties or liabilities, including fiduciary duties, to the Company or to any other Member, or to the Board or any Director, and the provisions of this Agreement, to the extent that they restrict or otherwise modify, or eliminate, the duties and liabilities, including fiduciary duties, of the Members otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Members. Any standard of care or duty imposed by or under the Act or any other law, rule or regulation (or any judicial decision based on or interpreting the same) shall be modified, waived or limited, to the extent permitted by law, as required to permit each Member to make any decision such Member is authorized to make hereunder in such manner as such Member may determine in his, her or its sole and absolute discretion, subject only to the implied contractual covenant of good faith and fair dealing.

(b) The Board shall act only collectively, substantially in the manner of a board of directors of a corporation organized and existing under the Delaware General Corporation Law (as amended, the “DGCL”), and no Director acting individually shall, in his or her capacity as a Director, have or exercise any of the rights or powers of the Board. Each Director, in his or her capacity as such, shall act (or refrain from acting) as such Director determines in good faith is in, or is not opposed to, the best interests of the Company, provided that such action or inaction does not constitute willful misconduct, fraud, breach of the implied contractual covenant of good faith and fair dealing or knowing violation of law, and in a manner consistent with a director of a corporation organized under the DGCL and bound by fiduciary duties. For the avoidance of doubt, except as expressly set forth herein, Directors shall have all such duties and liabilities, including fiduciary duties, to the Company or to any Member, or to the Board or to any other Director, as such Director would have as a director of a corporation organized under the DGCL. Any standard of care or duty imposed by or under the Act or any other law, rule or regulation (or any judicial decision based on or interpreting the same) shall be modified, waived or limited, to the extent permitted by law, as required to permit each Director and the Board to act under this Agreement and to make any decision such Director or the Board (as applicable) is authorized to make hereunder, as long as such action or decision complies with the standard of conduct set forth in this Section 6.5 and is in accordance with the other provisions of this Agreement.

6.6 Officers. Subject to Section 6.4, the Board may, from time to time, delegate to one or more individuals such authority and duties as the Board deems advisable. In addition, the Board may assign titles to officers of the Company and, unless the Board decides otherwise, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Any number of titles may be held by the same individuals. The salaries, bonuses or other compensation, if any, of such individuals shall be fixed from time to time by the Board. Any delegation pursuant to this Section 6.6 may be revoked at any time by the Board, in its sole and absolute discretion. Each officer of the Company shall owe the same fiduciary duty to the Company and the Members as officers of a corporation organized under the DGCL owe to such corporation and its stockholders.

ARTICLE 7

GENERAL RESTRICTIONS ON TRANSFER; DRAG-ALONG RIGHTS; ADMISSION OF NEW MEMBERS

7.1 General Restrictions on Transfer.

(a) Except as otherwise provided elsewhere in this Agreement, no Member may Transfer all or any part of the Units held by it to any Person except in compliance with the provisions of this Article 7, the Investor Rights Agreement (as applicable to any Member subject to such agreement and to the extent such agreement is in effect at the time of the proposed Transfer), the ROFR/Co-Sale Agreement (as applicable to any Member subject to such agreement and to the extent such agreement is in effect at the time of the proposed Transfer) and any Vesting Agreement to which such Units may be subject at the time of such proposed Transfer. Any transferee of Units transferred in compliance with such agreements must, as a condition to such Transfer, agree in writing to be bound by the terms of this Agreement in the same manner as the Member from which such Person acquired the Units was bound. Any Transfer or attempted Transfer in contravention of the foregoing sentence or any other provision of this Agreement shall be null and void ab initio and ineffective to transfer any Units, or any interest therein, and shall not bind, or be recognized by, or on the books of, the Company, and any transferee in such transaction shall not be, or be treated as or deemed to be, a Member for any purpose.

(b) Except as provided in Section 7.1(g), notwithstanding anything to the contrary herein or in any other agreement or document relating to any Units, without the prior consent of the Board, no Member shall Transfer any Units to any Person determined in good faith by the Board to be a Competitor.

(c) Except as provided in Section 7.1(g), notwithstanding anything to the contrary herein or in any other agreement or document relating to any Units, prior to an IPO, no holder of Common Units (excluding Investors) or Incentive Units, nor any permitted assignee or successor in interest thereof, will be permitted to sell, assign or otherwise Transfer any of such Common Units or Incentive Units (or any interest therein, including through the transfer of any Management Incentive Units) without the prior consent of the Board.

(d) The Company shall not be required to recognize any Transfer of Units until the instrument conveying such Units, in form and substance reasonably satisfactory to the Company, has been delivered to the Company at its principal office for recordation on the books of the Company. The Company shall be entitled to treat the record owner of any Units as the absolute owner thereof in all respects, and shall incur no liability for distributions of cash or other property made in good faith to such owner until such time as the instrument conveying such Units, in form and substance reasonably satisfactory to the Company, has been received and accepted by the Company and recorded on the books of the Company.

(e) At least ten business days before any Transfer of Units, the transferor of such Units shall (A) deliver to the Company an affidavit of non-foreign status with respect to such transferor that satisfies the requirements of Code Section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code Section 1446(f) or (B) contemporaneously with the Transfer, properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter).

(f) Notwithstanding anything to the contrary contained in this Agreement, no Transfer of Units by a Member shall be made without prior approval thereof by the Board if such Transfer (i) may not be effected without registration under the Securities Act or pursuant to an exemption therefrom, (ii) would result in the violation of any applicable state securities laws, (iii) would result in the treatment of the Company as an association taxable as a corporation, or as a “publicly traded partnership” within the meaning of Section 7704 of the Code (iv) would cause the Company to have more than 100 partners (within the meaning of Regulation Section 1.7704-1(h), including by taking into account the anti-avoidance rule in Regulation Section 1.7704-1(h)(3)), or (v) would result in the imposition of any tax withholding obligations on the Company in respect of the Transfer or any subsequent allocations, payments or distributions in respect of the transferee of Units, including pursuant to Code Section 1441, 1442, 1445, 1446 or any similar provision of federal, state, local or foreign tax law.

(g) A Member may Transfer all or any portion of its Units without compliance with any other restrictions set forth in this Agreement (but subject to Section 7.1(f) above, the Investor Rights Agreement (as applicable and to the extent such agreement is in effect at the time of the proposed Transfer), the ROFR/Co-Sale Agreement (as applicable and to the extent such agreement is in effect at the time of the proposed Transfer) and any Vesting Agreement to which such Units may be subject at the time of such proposed Transfer): (i) with respect to an individual, to any Approved Relatives, or to Emerging Light Foundation and the trusts in which it is a beneficiary, or to a trust or similar estate planning vehicle established solely for the benefit of such Member and/or his/her Approved Relatives; (ii) in connection with the exercise of the Company’s or any Member’s rights pursuant to the ROFR/Co-Sale Agreement; (iii) in connection with a Company Sale; or, (iv) in the case of a Member holding Incentive Units, to the Company (any Transfer pursuant to clauses (i), (ii), (iii), or (iv), a “Permitted Transfer”); provided, however, that in no event shall a Permitted Transfer be to a Person determined in good faith by the Board to be a Competitor or any controlling or controlled Affiliate of such a Competitor; provided further, that a Member shall notify the Board in writing in advance of such Permitted Transfer, including notification of the number and type of Units being Transferred and the name and mailing address of the transferee of such Permitted Transfer; provided, further, that any transferee of Units transferred in a Permitted Transfer (other than to the Company) must, as a condition to such Permitted Transfer, agree in writing to be bound by the terms of this Agreement in the same manner as the Member from which such Person acquired the Units was bound.

7.2 Drag-Along Rights.

(a) If (i) the Board, (ii) the Requisite Common Holders, (iii) if the applicable Company Sale would result in proceeds received by (a) the holders of Series B Preferred Units, in respect of each Series B Preferred Unit then outstanding, of less than five times the Series B Original Issue Price per Series B Preferred Unit, the Requisite Series B Holders, and (iv) if the applicable Company Sale would result in proceeds received by (a) the holders of Series A Units, in respect of each Series A Unit then outstanding, of less than ten times the Series A Original Issue Price per Series A Unit and (b) the holders of Series A-1 Units, in respect of each Series A-1 Unit then outstanding, of less than ten times the Series A-1 Original Issue Price per Series A-1 Unit, the Requisite Series A/A-1 Holders (clauses (ii), (iii) and (iv), together, the “Approving Members”), in each case, approve a Company Sale (which approval must be in writing), specifying that this Section 7.2 shall apply to such Company Sale (an “Approved Sale”), then, subject to satisfaction of each of the conditions set forth in Section 7.2(b) below, the Company shall provide all Members at least ten days advance notice of such Approved Sale (the “Approved Sale Notice”), which Approved Sale Notice shall include a reasonably detailed description of the Approved Sale, including the proposed time and place of closing, the consideration to be received by the Members, and any other material terms thereof, and each Member hereby agrees (x) if such Approved Sale is structured as a disposition of all or a majority of outstanding Units, to sell all of his, her or its Units in the Approved Sale as contemplated by the Approved Sale Notice and on the same terms and conditions as agreed to by the Approving Members (subject to variances related to the liquidation preferences applicable to each class of the Units); provided that such terms do not disproportionately affect any Member holding the same class or series of Units as the Approving Members, (y) if such Approved Sale is structured as a merger, consolidation or similar transaction or a sale, disposition or other transaction with respect to all or substantially all of the assets of the Company, to (A) consent to and raise no objection to the Approved Sale and any matters ancillary thereto (including any conversion or exchange of Units for shares of Capital Securities of a Person) and (B) waive any dissenters’ rights, appraisal rights or similar rights that such Member may have in connection therewith if the Company shall have been converted to a corporation, and (z) to take all reasonably necessary and desirable actions requested by the Board in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (I) effectuate the Approved Sale, including making such customary representations, warranties, indemnities, covenants, conditions, escrow agreements and other customary provisions and agreements relating to such Approved Sale and (II) effectuate the agreed-upon allocation and distribution of the aggregate consideration upon the Approved Sale, for which the Members shall each be allocated an amount of economic consideration in respect of such Member’s Units that such Member would receive if the aggregate economic consideration payable in such Approved Sale were distributed pursuant to Section 5.4 hereof.

(b) Notwithstanding the foregoing, no Member will be required to comply with Section 7.2(a) above in connection with any Approved Sale unless:

(i) any representations and warranties to be made by such Member in connection with the Approved Sale are limited to representations and warranties related to authority, ownership, the ability to convey title to such Member’s Units, including, but not limited to, representations and warranties that (A) the Member holds all right, title and interest in and to the Units such Member purports to hold, free and clear of all liens and encumbrances, (B) the obligations of the Member in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Member have been duly executed by the Member and delivered to the acquirer and are enforceable (subject to customary limitations) against the Member in accordance with their respective terms, and (D) neither the execution and delivery of documents to be entered into by the Member in connection with the transaction, nor the performance of the Member’s obligations thereunder, will cause a breach or violation of the terms of any agreement to which the Member is a party, or any law or judgment, order or decree of any court or governmental agency that applies to the Member;

(ii) the Member shall not be liable for the breach or inaccuracy of any representation or warranty made by any other Person in connection with the Approved Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Unit holder of any of identical representations, warranties and covenants provided by all Unit holders);

(iii) the liability for indemnification, if any, of such Member in the Approved Sale and for the inaccuracy of any representations and warranties made by the Company or its Unit holders in connection with such Approved Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Unit holder of any of identical representations, warranties and covenants provided by all Unit holders), and, subject to the provisions of Section 5.4(b) related to the allocation of any Additional Consideration, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Member in connection with such Approved Sale;

(iv) liability shall be limited to such Member’s applicable share (determined based on the respective proceeds payable to each Member in connection with such Approved Sale in accordance with the provisions of Section 5.4 of this Agreement) of a negotiated aggregate indemnification amount that applies equally to all Member but that in no event exceeds the amount of consideration otherwise payable to such Member in connection with such Approved Sale, except with respect to claims related to fraud by such Member, the liability for which need not be limited as to such Member;

(v) such Member is not required to agree (unless such Member is a an officer or employee of the Company) to any restrictive covenant in connection with the Approved Sale (including, without limitation, any agreements containing non-competition, non-solicitation or no-hire provisions) or any provisions providing for the licensing of intellectual property or the delivery of any products or services by the Member, or any release of claims other than a release in customary form of claims arising solely in such Member’s capacity as a member and equity holder of the Company;

(vi) such Member and its Affiliates are not required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates, except that the Member may be required to agree to terminate the investment-related documents between or among such Member, the Company and/or other Members of the Company;

(vii) upon the consummation of the Approved Sale (A) each holder of each class or series of Units will receive the same form of consideration for their Units of such class or series as is received by other holders in respect of their Units of such same class or series, (B) each holder of a series of Preferred Units will receive the same amount of consideration per Preferred Unit of such series as is received by other holders in respect of their Preferred Units of such same series, (C) each holder of Common Units will receive the same amount of consideration per Common Unit as is received by other holders in respect of their Common Units, and (D) the aggregate consideration receivable by all holders of Units shall be allocated among the holders of Units on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Units and the holders of Common Units are entitled in a Deemed Liquidation Event (assuming for this purpose that the Approved Sale is a Deemed Liquidation Event) in accordance with Section 5.4 of this Agreement; provided, however, that, notwithstanding the foregoing provisions of this Section 7.2(b)(vii), if the consideration to be paid in exchange for the Units held by any Member pursuant to this Section 7.2(b)(vii) includes any securities and due receipt thereof by any Member would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Member of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Member in lieu thereof, against surrender of the Units held by the Member which would have otherwise been sold by such Member, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Member would otherwise receive as of the date of the issuance of such securities in exchange for the Units held by the Member; and

(viii) subject to Section 7.2(b)(vii) above, requiring the same form of consideration to be available to the holders of any single class or series of Units, if any holders of any Units of the Company are given an option as to the form and amount of consideration to be received as a result of the Approved Sale, all holders of such Units will be given the same option; provided, however, that nothing in this Section 7.2(b)(viii) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s Members.

(c) EACH MEMBER, AND SUCH MEMBER’S SUCCESSORS AND ASSIGNS, HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS THE CHIEF EXECUTIVE OFFICER OF THE COMPANY AND A DESIGNEE OF THE APPROVING MEMBERS AS SUCH MEMBER’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH MEMBER’S UNITS AND TAKE ANY AND ALL SUCH OTHER ACTION WITH RESPECT TO SUCH MEMBER’S UNITS AND OTHER SECURITIES OF THE COMPANY TO THE EXTENT NECESSARY TO ENFORCE THE PROVISIONS OF THIS SECTION 7.2 IN CONNECTION WITH AN APPROVED SALE EFFECTED BY THE APPROVING MEMBERS IN ACCORDANCE WITH THIS SECTION 7.2. SUCH APPOINTMENT OF A PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID THROUGH THE DATE THAT IS ONE YEAR AFTER THE DATE ON WHICH A SALE OF THE COMPANY IS CONSUMMATED.

(d) Termination. The rights granted and the obligations imposed on the Members under this Section 7.2 shall terminate upon the earlier of (a) the consummation of a Qualifying IPO or Qualifying Direct Listing and (b) a Deemed Liquidation Event (provided that the provisions of this Section 7.2 will continue after the closing of any such Deemed Liquidation Event to the extent necessary to enforce the provisions of this Section 7.2 with respect to such Deemed Liquidation Event).

7.3 Admission of Additional Members. Subject to obtaining approval of the Board and, if required by Section 6.4, obtaining the approval of the Requisite Series B Holders and the Requisite Series A/A-1 Holders, the Board may, subject to the preemptive rights set forth in the Investor Rights Agreement (to the extent such agreement remains in effect), authorize and cause the Company to issue additional Units, including any new class or series of Units, on terms, including relative rights and preferences, to be set forth in an amendment to or an amendment and restatement of this Agreement, such amendment or amendment and restatement in a form approved by the Board and, if required by Section 6.4, the Requisite Series B Holders and the Requisite Series A/A-1 Holders and effected in accordance with Section 12.14, as the Board shall deem necessary or appropriate in connection with the authorization and issuance of such additional Units. No Person acquiring any such additional Units that is not currently a Member shall be admitted as a Member unless such Person shall execute and deliver a counterpart of this Agreement.

7.4 Substituted Members. A transferee of any Units of any Member shall become a Member entitled to all the rights of a Common Member or Preferred Member (relating to the Transferred Units) (such transferee, a “Substituted Member”), respectively, if, and only if, (i) the Transfer or assignment has been made in accordance with the Agreement and, if applicable, any Profits Interest Agreement, (ii) the transferee or assignee executes and delivers any other instruments, in form and substance reasonably satisfactory to the Board, as the Board may deem reasonably necessary or desirable to effect such substitution, and (iii) unless otherwise determined by the Board, the transferor (A) at least ten business days before such Transfer, shall have delivered to the Company an affidavit of non-foreign status with respect to such transferor that satisfies the requirements of Section 1446(f)(2) of the Code or other documentation establishing a valid exemption from withholding pursuant to Section 1446(f) of the Code or (B) contemporaneously with the Transfer, shall properly withhold and remit to the Internal Revenue Service the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and provide evidence to the Company of such withholding and remittance promptly thereafter). The Company shall be entitled to treat the record owner of any Units as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made to such owner until such time as a Transfer of such interest that complies with the terms of this Agreement has been effected. Any Member who Transferred all of such Member’s Units in one or more transfers permitted under this Agreement (where each transferee was admitted as a Substituted Member) shall cease to be a Member as of the last date on which all transferees are admitted as Members; provided, however, that notwithstanding anything to the contrary in this Agreement, unless approved by the Board, such Member shall not be relieved of any liabilities incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Transfers any Units or ceases to be a Member hereunder.

ARTICLE 8

CONVERSION TO CORPORATE FORM AND IPO STRUCTURING

8.1 Conversion to Corporation.

(a) In connection with a public offering or with the prior written consent of the Requisite Series B Holders, the Requisite Series A/A-1 Holders and the Requisite Common Holders (which shall not be unreasonably withheld, conditioned or delayed), the Board shall have the power and authority to effect the conversion of the Company’s (or any of the Company subsidiary’s) legal form from a limited liability company to a Delaware corporation, the change of the Company’s (or any Company subsidiary’s) tax classification from a disregarded entity or a partnership to a corporation, or the merger, contribution or other combination of the Company (or any Company subsidiary’s) with or into a corporation that is a corporation that (A) does not hold, and since formation has not held, any material assets, (B) does not have, and since formation has not had, any material liabilities or obligations, and (C) has not engaged in any material activities (such a conversion, change, merger, contribution or combination is referred to as a “Conversion” and such corporation (for legal and tax purposes) is referred to as “NewCo”); provided that if requested by the Requisite Series B Holders, Requisite Series A/A-1 Holders or Requisite Common Holders, the Company and all Members shall agree to enter into a separate written agreement incorporating the terms, provisions and conditions of this Agreement, to the extent consistent with such Conversion, in each case as applied to NewCo and the shares of stock they hold in NewCo, which agreement and rights shall terminate upon the earlier of an IPO or Deemed Liquidation Event.

(b) With the prior written consent of the Requisite Series B Holders, Requisite Series A/A-1 Holders and Requisite Common Holders (which shall not be unreasonably withheld, conditioned or delayed), the Board may, at any time, effect a reorganization of the Company into a corporation organized under the laws of the State of Delaware or otherwise through the formation of a corporation as a successor holding company (e.g., a so-called “Up-C Structure”) (a “Successor Corporation”) by whatever means they reasonably deem desirable; provided, however, that it shall be a condition precedent to such reorganization that in connection with such reorganization, each Unit shall be converted into or exchanged (or convertible or exchangeable) for the number of shares of the Successor Corporation, so that each Member’s relative percentage ownership interest of the outstanding stock of the Successor Corporation and economic rights, immediately after such reorganization, is the same (to the greatest extent possible) as such Member’s relative percentage ownership interest and economic rights in the Company immediately prior to such reorganization (based upon the amounts that the Members would receive if the Company were to sell all of its assets for their fair market value (as determined by the Board in good faith) and distribute the proceeds in accordance with Section 5.4). In such case, all Members shall provide all necessary cooperation, including, without limitation, the execution of any documents or filings that may be required, and no Member shall have any voting rights or veto power over the decision by the Board, the Requisite Series B Holders, the Requisite Series A/A-1 Holders and the Requisite Common Holders to so reorganize. Notwithstanding the foregoing, no consent of the Requisite Series B Holders shall be required pursuant to this Section 8.1(b) in connection with a reorganization into an Up-C Structure in connection with the Business Combination.

(c) Upon the consummation of a Conversion (except a Conversion pursuant to which one or more Members retain interest in an entity treated as partnership for U.S. federal income tax purposes that owns or is owned by NewCo), the Units held by each Member shall be converted into or exchanged for a number of shares of NewCo’s Capital Securities as determined by the Board, acting equitably, reasonably and in good faith. The Board shall, to the extent practicable, distribute the shares of NewCo in accordance with Section 5.4(d)(iii).

(d) In connection with one or more Conversions, the Company and the Members shall use commercially reasonable efforts to cooperate to the extent requested by any Member to cause such Conversion to be undertaken in a tax-efficient manner for such Member; provided, however, that, notwithstanding anything to the contrary herein, no cooperating Member shall be required to incur additional out-of-pocket costs that would not have been incurred but for such cooperation unless the Member requesting such cooperating Member’s cooperation agrees to reimburse all such reasonable additional out-of-pocket costs.

(e) In connection with a Conversion effected by the Board in accordance with this Section 8.1, each Member hereby covenants and agrees to take any and all such actions and execute and deliver any and all such instruments and other documents as the Board may reasonably request in order to effect or evidence such Conversion, including executing one or more stockholders or similar agreements with respect to their equity interests in NewCo consistent with the control, transfer and other applicable provisions of this Agreement applicable to such Members, with such changes as the Board deems necessary or appropriate in good faith. Without limiting the generality of the foregoing, no Member shall have or be entitled to exercise any dissenters’ rights, appraisal rights or other similar rights in connection with such Conversion.

8.2 IPO Structuring. In connection with an IPO of the Company (or any subsidiary or Affiliate thereof), including the Business Combination, the parties agree, subject to the prior written consent of the Requisite Series B Holders, Requisite Series A/A-1 Holders and Requisite Common Holders (which shall not be unreasonably withheld, conditioned or delayed), that the Board shall have broad discretion over the structure, terms and implementation of such IPO, including, without limitation, the designation of Members (other than the Series B Members) as “Up-C Sellers” or “Direct Pubco Sellers”, the determination of which Members (other than the Series B Members) (if any) will retain Company Common Units and purchase shares of Pubco Class B-1 Common Stock or Pubco Class B-2 Common Stock in connection therewith, the determination of which Members (other than the Series B Members) will be parties to any tax receivable agreement or similar arrangement, and the allocation of Company Common Units to be contributed or retained by any Member (other than the Series B Members) in connection therewith. The Board shall consult with the Requisite Series B Holders and the Requisite Series A/A-1 Holders to determine the structure and terms of the IPO and any IPO structure shall be subject to the approval of the Requisite Series B Holders and the Requisite Series A/A-1 Holders, which approval shall not be unreasonably withheld, conditioned or delayed. The Board, the Requisite Series B Holders and Requisite Series A/A-1 Holders agree to use commercially reasonable efforts to structure any IPO in a tax-efficient manner and in a manner that includes customary terms and arrangements. To the extent any tax receivable agreement or similar arrangement is entered into in connection with an IPO: such arrangements shall contain customary terms (including, for the avoidance of doubt, that any payments pursuant thereto shall be payable specifically to the Member to which a particular tax asset, benefit or attribute relates, rather than being shared pro rata). Each Member (other than the Series B Members) agrees that the Company may take any and all actions reasonably necessary to effect any IPO structure so determined, including a recapitalization of the Company and to the automatic contribution (or “roll”) of each Member's Units in exchange for shares of the resulting public company in the event an IPO is structured as a so-called “double dummy” structure, and to take any and all additional actions reasonably necessary or requested by the Company to effect any such structure.

ARTICLE 9

TAX MATTERS

9.1 Preparation of Tax Returns. At the Company’s expense, the Board will cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. No later than March 1st of the following Fiscal Year on a draft basis and no later than June 30th of the following Fiscal Year on a final basis, the Company shall deliver to each Member such Member’s Schedule K-1 and similar state and local forms and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s federal or state income tax returns, including a statement showing such Member’s share of the Company’s income, gain or loss, expense and credit for such Fiscal Year for federal or state income tax purposes, or to obtain any available exemption from, reduction in, or refund of withholding or other taxes, or to claim any tax credit with respect thereto. Within 10 days after each period ending February 28th, April 30th, July 31st and October 31st, the Company shall deliver to each Member such information as is reasonably necessary for such Member to determine the taxable income of the Company allocable to such Member for purposes of making federal and applicable state estimated quarterly tax payments.

9.2 Tax Proceedings. The Board shall appoint the Partnership Representative of the Company within the meaning of Section 6223 of the Code (as in effect under the Partnership Tax Audit Rules), who as of the date hereof is Dr. Kamal Ghaffarian, and the Partnership Representative shall be entitled to appoint a “designated individual” as applicable. The Partnership Representative shall have the power and authority, subject to the review and control of the Board, to manage and control, on behalf of the Company, any proceeding involving the Company with the Internal Revenue Service or any other taxing authority relating to the taxes or tax returns of the Company and, to the extent the Company has any such management and control rights with respect to any entity that is treated as a partnership for U.S. federal income tax purposes in which the Company is a partner (a “Partnership Entity”), the Partnership Representative shall exercise such rights with respect to such Partnership Entity; provided, that (i) with respect to any such tax proceeding that is reasonably expected to have a material effect on the Members, the Company shall consider in good faith any comments from the Members, (ii) without first obtaining the written consent of the Requisite Series A/A-1 Holders (which consent shall not be unreasonably withheld, conditioned or delayed), the Partnership Representative shall not extend any applicable statute of limitations, file a request for administrative adjustment, make any material decision or election as Partnership Representative, or file suit concerning any tax refund or deficiency relating to any Company administrative adjustment relating to any Company item of income, gain, loss, deduction or credit, (iii) neither the Company, the Board nor the Partnership Representative shall settle any such tax proceeding that would have a material and disproportionate adverse effect on a Member (other than a Member that does not hold any Units other than Incentive Units) or holders of a particular class or series of Units (other than Incentive Units) without the prior written consent of, as applicable, such Member or the holders of a majority of the Units of such class or series (not to be unreasonably withheld, conditioned or delayed) and (iv) subject to the requirements of Section 9.4, nothing in this Agreement shall require any Member to amend its tax returns or file an amended return without the unanimous consent of the holders of the Series A/A-1 Preferred Units, provided, however, that the Company shall be permitted to provide any Member with a corrected Schedule K-1. The Partnership Representative shall act in good faith to keep the Members informed, in writing, as to the status of any audit or other tax proceeding with respect to the Company’s tax affairs, including by providing the Members with copies of all correspondence between the Partnership Representative, the Company or any Partnership Entity (as applicable) and any tax authority or tribunal in connection with any tax proceeding. Any Person serving as the Partnership Representative may be removed by the Board and the Board may appoint another Person permitted to serve in such position at any time. Each Member (or former Member) shall indemnify the Company and hold the Company harmless for the amount of any “imputed underpayment” under the Partnership Tax Audit Rules for which the Company is liable in accordance with Section 5.7; provided, that for any taxable period in which the Company or such Partnership Entity does not make an election pursuant to Section 6221(b) or 6226 of the Code, the Partnership Representative will use commercially reasonable efforts (taking into account any other tax consequences and the “imputed underpayment” with respect to the Company, the Partnership Entity or the Members) to pursue available procedures to reduce any “imputed underpayment” amount (or the equivalent under applicable laws) on account of any Member’s (or any of the Member’s direct or indirect beneficial owners’) tax status; provided, further, that (i) in the event of an audit or other tax proceeding for any taxable year ending prior to or inclusive of the Effective Date, the Company shall make an election under Section 6226 of the Code with respect to any Covered Audit Adjustment and (ii) in the event of an audit or other tax proceeding for any taxable year ending prior to the Closing Date (as defined in the Series A Purchase Agreement and Series A-1 Purchase Agreement), the Company shall indemnify the holders of Series A/A-1 Preferred Units purchased under the Series A Purchase Agreement and Series A-1 Purchase Agreement for any costs, expenses, losses, taxes or other fees associated with such audit or tax proceeding.

9.3 Tax Elections. The Board shall make the following elections on the appropriate forms or tax returns: (i) to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code; (ii) to adopt the accrual method of accounting for U.S. federal income tax purposes; and (iii) to elect to amortize the organization expenses of the Company as permitted by Code Section 709(b); provided, that (a) if requested by any Member that has transferred or proposes to transfer a Unit, the Company shall make an election under Section 754 of the Code for the relevant taxable year of the Company (if such election is not yet already in effect) and (b) subject to Section 9.2, the Company shall use its reasonable efforts to make any available election pursuant to Section 6226 of the Code (or a similar provision of state or local law) with respect to any Covered Audit Adjustment, unless such Covered Audit Adjustment is not material or the Board determines that the failure to make such election would not reasonably be expected to have a greater adverse effect on any Member (other than a Member that does not hold any Units other than Incentive Units) than the adverse effect of making such election (taking into account any costs associated with making such election). Each Member will upon request supply any information necessary to give proper effect to any such election.

9.4 Tax Positions. No Member shall file a notice of inconsistent treatment under Section 6222 of the Code or otherwise take any position for tax purposes that is inconsistent with the position taken by the Company without first providing the Company with reasonable advance written notice under the circumstances (which in no event shall be less than 30 days prior to the date on which such inconsistent position may be taken) of such Member’s intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the Company and/or the other Members. After giving such notice, the Member proposing to take such inconsistent position shall work with the Company in good faith in an effort to resolve such inconsistent treatment; provided, that if the Company and such Member do not reach a complete resolution, the Member shall be permitted to take such inconsistent position to the extent not resolved. Any Member who fails to comply with the requirements of this Section 9.4 shall indemnify and hold harmless the Company and the other Members for any and all costs incurred by them (including reasonable attorney and/or other professional fees) that arise as a result of such failure.

9.5 Tax Cooperation. Each Member acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors. Each Member agrees to retain records and information relating to the filing of any tax returns or any audit, litigation or other proceeding related to taxes associated with the matters described herein to the extent required by applicable law, and to cooperate to the extent reasonably requested by any other party in connection therewith, including, upon request, providing records and information that are relevant to such matters and making employees available on a mutually convenient basis to provide such additional information as may reasonably be requested by such other party.

9.6 Tax Partnership. Except as provided in Section 8.1, it is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved by the Board with the consent of the Requisite Series A/A-1 Holders, neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Regulation Section 301.7701-3. Without the prior written consent of the Requisite Series A/A-1 Holders (which consent shall not be unreasonably withheld, conditioned or delayed), except in connection with a Conversion, no direct or indirect subsidiary of the Company that holds any material assets or conducts any material operations shall be classified as a corporation for U.S. federal income tax purposes.

9.7 Tax Decisions. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company, the Partnership Representative or the Board (i) make, or cause the Company or any of the Company’s subsidiaries to make, any material tax election other than any tax elections contemplated by Section 9.3 or any other material income tax decision (a “Tax Decision”) or (ii) take, or cause the Company or any of the Company’s subsidiaries to take, any action with respect to a material income tax audit, proceeding or other action (a “Tax Action”) (including, without limitation, any Tax Decision or Tax Action with respect to the method of allocation of Net Profits and Net Losses to Capital Accounts or for tax purposes, the maintenance of Capital Accounts, any tax election (including any election under the Partnership Tax Audit Rules), any method of tax accounting, any position on any tax return or any tax proceeding or audit) if such Tax Decision or Tax Action would reasonably be expected to have an adverse and disproportionate effect that is material to the holders of Series B Preferred Units, Series A/A-1 Preferred Units, Junior Preferred Units, Common Units or Incentive Units, as the case may be, without the prior written consent of the Requisite Series B Holders, Requisite Series A/A-1 Holders, Requisite Common Holders or the holders of a majority of the outstanding Incentive Units, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed.

9.8 Certain Transactions. The Company shall use reasonable best efforts not to “participate”, directly or indirectly, in a “listed transaction” or “transaction of interest” as such terms are defined in Regulations Sections 1.6011-4(b) and-4(c).

ARTICLE 10

LIABILITY AND EXCULPATION; INDEMNIFICATION; CERTAIN COVENANTS

10.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

10.2 Exculpation.

(a) To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company, any Members, or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in such capacity and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, unless (i) such Covered Person’s actions constituted fraud or willful misconduct, or (ii) such Covered Person’s action or inaction was not taken or omitted in good faith and in a manner reasonably believed by such Covered Person to be in, or not opposed to, the best interests of the Company, or, with respect to any criminal action or proceeding, such Covered Person did not have reasonable cause to believe the Covered Person’s conduct was unlawful. This Section 10.2(a) shall not reduce or limit the contractual liability of a Covered Person for breach of any other agreement with the Company or any affiliate of the Company to which the Covered Person is a party.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any (i) Director, (ii) any officer or employee of the Company, (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Company, or (iv) any other Person selected in good faith by or on behalf of the Company, in each case (i) through (iv), as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or income or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

10.3 Indemnification. The Company shall indemnify, reimburse and hold harmless each Covered Person as follows:

(a) In any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a Covered Person was or is a party, or is threatened to be made a party (or was or is otherwise involved in, as a witness, deponent or otherwise) that arises directly or indirectly from (i) the activities of such Covered Person under and within the scope of this Agreement or (ii) the management of the affairs of the Company, the Company shall indemnify and hold harmless such Covered Person for, from and against, and reimburse such Covered Person for, all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action, suit or proceeding, or the appeal therefrom, unless it is determined in accordance with Section 10.3(b) below that (i) such Covered Person’s actions constituted fraud or willful misconduct, or (ii) such Covered Person’s action or inaction was not taken or omitted in good faith and in a manner reasonably believed by such Covered Person to be in, or not opposed to, the best interests of the Company, or, with respect to any criminal action or proceeding, such Covered Person did not have reasonable cause to believe the Covered Person’s conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a Covered Person’s actions constituted fraud or willful misconduct or that a Covered Person’s action or inaction was not taken or omitted in good faith and in a manner reasonably believed by such Covered Person to be in, or not opposed to, the best interests of the Company, or, with respect to any criminal action or proceeding, such Covered Person did not have reasonable cause to believe the Covered Person’s conduct was unlawful. The foregoing shall include any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor; provided that (x) if in such action, suit or proceeding the Covered Person shall have been adjudged to be liable, such indemnification shall be provided only if, and only to the extent that, the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnification for such expenses as such court shall deem proper and (y) if such action, suit or proceeding is settled between the Covered Person and the Company, such indemnification shall not include any amounts paid by Covered Person to the Company in settlement thereof, except to the extent authorized by the Company in its sole discretion. The indemnification provided hereunder shall not be deemed to limit any indemnification to which a Covered Person is entitled from an Affiliate of the Company or otherwise.

(b) Expenses (including attorneys’ fees and expenses) incurred in defending any action, suit or proceeding subject to Section 10.3(a) shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking (which need not be secured) by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined, by a court of competent jurisdiction or otherwise, that the Covered Person is not entitled to be indemnified by the Company as authorized hereunder.

(c) Any payment or other performance (including reimbursement of expenses) not otherwise advanced pursuant to Section 10.3(b) for or on behalf of any Covered Person under Section 10.3(a) shall be made only from the assets of the Company.

(d) The Company shall not indemnify any Covered Person in connection with a proceeding (or part thereof) initiated by such person unless such Covered Person is successful on the merits, the initiation thereof was approved or ratified by the Board, or the proceeding seeks a declaratory judgment regarding such Covered Person’s own conduct.

(e) The rights provided by this Section 10.3 shall be in addition to, and not in limitation of, any other rights to which a Covered Person may be entitled under any agreement or as a matter of law or otherwise.

(f) The Company shall purchase and maintain director and officer insurance reasonably satisfactory to the Senior Preferred Director (and may purchase and maintain insurance on behalf of any one or more other Covered Persons and other Persons), for which the Company is the primary additional named insured, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the activities of the Company, whether or not the Company would have the power to indemnify, insure or hold harmless such Person from and against or reimburse such Person for such liability hereunder.

(g) The rights of a Covered Person under this Section 10.3 shall not be denied in whole or in part because the Covered Person had an interest in the transaction with respect to which such rights apply if the transaction was otherwise not prohibited by the terms hereof.

(h) The provisions of this Section 10.3 are for the benefit of the Covered Persons and shall not be deemed to create any rights for the benefit of any other Persons.

(i) The Company may, to the extent authorized from time to time by the Board, grant indemnification rights to employees or other agents of the Company or other persons serving the Company who are not Covered Persons pursuant to the definition of “Covered Person” in Section 1.1, and such rights may be equivalent to, or greater or less than, those set forth in this Section 10.3.

(j) The right to exculpation, indemnification and advancement of expenses conferred in Section 10.2 and Section 10.3 shall be a contract between the Company and each Covered Person. Any repeal or modification of Section 10.2 and Section 10.3 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification. Notwithstanding anything to the contrary, any right or protection provided under Section 10.2 or Section 10.3 shall be deemed to vest at the time that the act or omission occurred, irrespective of when and whether a proceeding challenging such act or omission is first threatened or commenced. The rights provided hereunder shall inure to the benefit of any Covered Person.

(k) The Company hereby acknowledges that a Covered Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more Members and certain of its affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Covered Person are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Person are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by a Covered Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Covered Person), without regard to any rights such Covered Person may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company. The Company agrees that the Fund Indemnitors are express third party beneficiaries of the terms of this section 10.3(k).

10.4 Nature of Rights. The rights set forth in this Article 10 are contractual in nature and may not be revised as applied to prior actions of a Covered Person by a subsequent amendment of this Agreement without such Covered Person’s prior written approval.

10.5 Certain Limitations. Except to the extent required by law or the Investor Rights Agreement (to the extent such Agreement remains in effect), and notwithstanding the provisions of Section 18-305 of the Act, only Major Investors (as that term is defined in the Investor Rights Agreement) shall have any rights to inspect the books and records of the Company or to request any other information of the Company, or to receive a copy of Schedule A hereto. Each grantee of Incentive Units further agrees that such grantee has no right to, and none of the Company, the Board nor any other Member shall have any duty or obligation to disclose to such grantee, any information regarding the Company, including without limitation the information set forth on Schedule A hereof.

ARTICLE 11

DISSOLUTION, LIQUIDATION AND TERMINATION

11.1 No Dissolution. Only the events set forth in Section 11.2 hereof shall cause the dissolution of the Company. The Company shall not be dissolved by the admission of additional or substitute Members in accordance with the terms of this Agreement.

11.2 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up as follows:

(a) by approval of the Board, the Requisite Series B Holders, the Requisite Series A/A-1 Holders and the Requisite Common Holders;

(b) upon the consummation of a Deemed Liquidation Event described by clause (b) of the definition thereof, unless otherwise elected in writing by the Requisite Series B Holders, the Requisite Series A/A-1 Holders and the Requisite Common Holders; or

(c) upon the entry of a decree of judicial dissolution under the Act.

Any other provision of this Agreement to the contrary notwithstanding, no withdrawal, assignment, removal, bankruptcy except as required by applicable law, insolvency except as required by applicable law, death, incompetency, termination, dissolution or distribution with respect to any Member or any Unit will effect a dissolution of the Company.

11.3 Liquidation. Upon dissolution of the Company, the Board may appoint one or more Persons to carry out the winding up of the Company (such Person(s) if appointed, or the Board if no such Person(s) are so appointed, being referred to as the “Liquidating Trustee(s)”), which Liquidating Trustee(s) shall immediately commence to wind up the Company’s affairs in an orderly fashion. The proceeds of liquidation shall be disbursed as provided in Section 5.4(d).

11.4 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, have been distributed as provided in Section 5.4(d).

11.5 Claims of the Members. The Members and former Members shall look solely to the Company Assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member with respect to such Capital Contributions.

ARTICLE 12

CONVERSION RIGHTS

12.1 Option Conversion. The holders of the Preferred Units shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert.

(i) Conversion Ratio. Each Preferred Unit shall be convertible at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Common Units as is determined (i) in the case of the Series A Units, the Series A-1 Units and the Junior Preferred Units, by dividing the Series A Original Issue Price or the Series A-1 Original Issue Price, as applicable, by the applicable Conversion Price (as defined below), in each case, in effect at the time of conversion and (ii) in the case of the Series B Preferred Units, by dividing the Series B Preference Amount by the applicable Conversion Price. The “Conversion Price” applicable to the (w) Series A Units shall be equal to $1.0837, (x) Series A-1 Units shall be equal to $1.5116, (y) Junior Preferred Units shall be equal to $0.10 and (z) Series B Preferred Units shall be equal to $12.00. Each such initial Conversion Price, and the rate at which each class of Preferred Units may be converted into Common Units, shall be subject to adjustment as provided below.

(ii) Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Units; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 5.4(d) to holders of Preferred Units pursuant to such liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event.

(b) Fractional Units. No fractional Common Units shall be issued upon conversion of the Preferred Units. In lieu of any fractional Common Units to which the holder would otherwise be entitled, the number of Common Units to be issued upon conversion of the Preferred Units shall be rounded to the nearest whole Common Unit.

(c) Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Preferred Units to voluntarily convert Preferred Units into Common Units, such holder shall (a) provide written notice to the Company that such holder elects to convert all or any number of such holder’s Preferred Units and, if applicable, any event on which such conversion is contingent and (b) if such holder’s Preferred Units are certificated, surrender the certificate or certificates for such Preferred Units (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the Common Units to be issued. If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the Company of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the Common Units issuable upon conversion of the specified Preferred Units shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Units, or to his, her or its nominees, a certificate or certificates for the number of full Common Units issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of Preferred Units represented by the surrendered certificate that were not converted into Common Units, and (ii) pay all declared but unpaid distributions on the units of Preferred Units converted.

(ii) Reservation of Units. The Company shall at all times when the Preferred Units shall be outstanding, reserve and keep available out of its authorized but unissued Common Units, for the purpose of effecting the conversion of the Preferred Units, such number of its duly authorized Common Units as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Units; and if at any time the number of authorized but unissued Common Units shall not be sufficient to effect the conversion of all then outstanding Preferred Units, the Company shall take such company action as may be necessary to increase its authorized but unissued Common Units to such number of Common Units as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Members approval of any necessary amendment to this Agreement.

(iii) Effect of Conversion. All Preferred Units which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such units shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Common Units in exchange therefor and to receive payment of any distributions declared but unpaid thereon. Any Preferred Units so converted shall be retired and cancelled and may not be reissued as Preferred Units, and the Company may thereafter take such appropriate action (without the need for Member action) as may be necessary to reduce the authorized number of Preferred Units accordingly.

(iv) No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid distributions on the Preferred Units surrendered for conversion or on the Common Units delivered upon conversion.

(v) Taxes. The Company shall pay any and all issue, transfer, stamp and other similar taxes that may be payable in respect of any issuance or delivery of Common Units upon conversion of Preferred Units pursuant to this Section 12.1. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Units in a name other than that in which the shares of Preferred Units so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d) Adjustment to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 12.1, the following definitions shall apply:

A. “Additional Common Securities” shall mean all Common Securities issued (or, pursuant to Section 12.1(d)(iii) below, deemed to be issued) by the Company after the Closing, other than (1) the following Common Securities and (2) Common Securities deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

I. as to any series of Preferred Units, Common Securities, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Units;

II. Common Securities, Options or Convertible Securities issued by reason of a Unit dividend, split, split-up or other distribution on Common Securities that is covered by Section 12.1(e), 12.1(f), 12.1(g) or 12.1(h);

III. Common Securities or Options issued to Service Providers pursuant to (x) Section 4.1(b) and the Management Incentive Plan, of a type and in an amount not to exceed 15,000,000 Incentive Units, unless a greater number is approved by the Board, including the approval of the Senior Preferred Director, (y) the UAR Plan, of a type and in an amount not to exceed 5,000,000 UARs (it being understood that the UARs are not securities for any purpose but are being included in this definition due solely to their potential economic effect on the Series B Preferred Units and the Series A/A-1 Preferred Units), unless a greater number is approved by the Board, including the approval of the Senior Preferred Director, or (z) another plan, agreement or arrangement (other than this Agreement) approved by the Board, including the approval of the Senior Preferred Director;

IV. Common Securities, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, including the approval of the Senior Preferred Director;

V. Common Securities, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including the approval of the Senior Preferred Director;

VI. Common Securities, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board, including the approval of the Senior Preferred Director;

VII. Common Securities or Convertible Securities actually issued upon the exercise of Options, or Common Securities actually issued upon the conversion or exchange of Convertible Securities, in each case, provided such issuance is pursuant to the terms of such Option or Convertible Security; or

VIII. Common Securities, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another company by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board, including the approval of the Senior Preferred Director.

B. “Common Securities” shall mean any Common Units, Incentive Units or UARs (it being understood that the UARs are not securities for any purpose but are being included in this definition due solely to their potential economic effect on the Series B Preferred Units and the Series A/A-1 Preferred Units).

C. “Convertible Securities” shall mean any evidences of indebtedness or other securities directly or indirectly convertible into or exchangeable for Common Securities.

D. “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Securities or Convertible Securities.

E. “Original Issue Date” shall mean the date on which the first Series A/A-1 Preferred Unit was sold pursuant to the Series A Purchase Agreement and Series A-1 Purchase Agreement, as applicable.

(ii) No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price for any series of Preferred Units shall be made as the result of the issuance or deemed issuance of Additional Common Securities if the Company receives written notice from the holders of a majority of the outstanding Preferred Units of such series agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Securities.

(iii) Deemed Issue of Additional Common Securities.

A. If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Securities (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

B. If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Section 12.1(d)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein with respect to the Series B Preferred Units) to provide for either (1) any increase or decrease in the number of Common Securities issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 12.1(d)(iii)B shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Common Securities (other than deemed issuances of Additional Common Securities as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

C. If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Section 12.1(d)(iv) (either because the consideration per share (determined pursuant to Section 12.1(d)(v)) of the Additional Common Securities subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein with respect to the Series B Preferred Units) to provide for either (1) any increase in the number of Common Securities issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Securities subject thereto (determined in the manner provided in Section 12.1(d)(iii)A) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

D. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Section 12.1(d)(iv), the applicable Conversion Price shall be readjusted to such applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

E. If the number of Common Securities issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Section 12.1(d)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 12.1(d)(iii)B, 12.1(d)(iii)C and 12.1(d)(iii)D). If the number of Common Securities issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Section 12.1(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of Common Securities and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Series A, Series A-1 and Junior Preferred Conversion Price Upon Issuance of Additional Common Securities. In the event the Company shall at any time after the Original Issue Date issue Additional Common Securities (including Additional Common Securities deemed to be issued pursuant to Section 12.1(d)(iii)), without consideration or for a consideration per Unit less than the Series A Conversion Price, the Series A-1 Conversion Price or the Junior Preferred Conversion Price, as applicable, in effect immediately prior to such issuance or deemed issuance, then the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

A. “CP2” shall mean the applicable Conversion Price in effect immediately after such issuance or deemed issuance of Additional Common Securities;

B. “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Common Securities;

C. “A” shall mean the number of Common Securities outstanding immediately prior to such issuance or deemed issuance of Additional Common Securities (treating for this purpose as outstanding all Common Securities issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Units) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

D. “B” shall mean the number of Common Securities that would have been issued if such Additional Common Securities had been issued or deemed issued at a price per unit equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

E. “C” shall mean the number of such Additional Common Securities issued in such transaction.

(v) Adjustment of Series B Conversion Price Upon Issuance of Additional Common Securities. In the event the Company shall at any time after the Series B Original Issue Date issues Additional Common Securities (including Additional Common Securities deemed to be issued pursuant to Section 12.1(d)(iii)), without consideration or for a consideration per Unit (the “New Issuance Price”) less than the Conversion Price of the Series B Preferred Units in effect immediately prior to such issuance or deemed issuance, then the Conversion Price of the Series B Preferred Units shall be reduced, concurrently with such issue, or deemed issued, to an amount equal to the New Issuance Price.

(vi) Determination of Consideration. For purposes of this Section 12.1(d), the consideration received by the Company for the issuance or deemed issuance of any Additional Common Securities shall be computed as follows:

A. Cash and Property. Such consideration shall:

I. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

II. insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

III. in the event Additional Common Securities are issued together with other units or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses I and II above, as determined in good faith by the Board.

B. Options and Convertible Securities. The consideration per Unit received by the Company for Additional Common Securities deemed to have been issued pursuant to Section 12.1(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

I. The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

II. the maximum number of Common Securities (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vii) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Common Securities that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to Section 12.1(d)(iv), then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(e) Adjustment for Unit Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Securities, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Common Units issuable on conversion of each Preferred Unit of such series shall be increased in proportion to such increase in the aggregate number of Common Securities outstanding. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding Common Securities, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Common Units issuable on conversion of each Preferred Unit of such series shall be decreased in proportion to such decrease in the aggregate number of Common Securities outstanding. Any adjustment under this Section 12.1(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Securities entitled to receive, a distribution payable on the Common Securities in additional Common Securities, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of Common Securities issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of Common Securities issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Securities issuable in payment of such distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such distribution is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 12.1(f) as of the time of actual payment of such distributions; and (b) that no such adjustment shall be made if the holders of Preferred Units simultaneously receive a distribution of Common Securities in a number equal to the number of Common Securities as they would have received if all outstanding Preferred Units had been converted into Common Units on the date of such event.

(g) Adjustments for Other Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Securities entitled to receive, a distribution payable in securities of the Company (other than a distribution of Common Securities in respect of outstanding Common Securities) or in other property and the provisions of Section 5.1 do not apply to such distribution, then and in each such event the holders of Preferred Units shall receive, simultaneously with the distribution to the holders of Common Securities, a distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Units had been converted into Common Units on the date of such event.

(h) Adjustments for Merger or Reorganization, etc. Subject to the provisions of Section 5.4(d), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Units (but not the Preferred Units) are converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each Preferred Unit shall thereafter be convertible in lieu of the Common Units into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Common Units of the Company issuable upon conversion of one unit of Preferred Unit immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 12.1(h) with respect to the rights and interests thereafter of the holders of the Preferred Units, to the end that the provisions set forth in this Section 12.1(h) (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Units. Notwithstanding anything to the contrary herein, this Section 12.1(h) shall not apply to the Business Combination.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 12.1, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Units a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Units is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Units (but in any event not later than ten days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price then in effect, and (ii) the number of units of Common Units and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Units.

(j) Notice of Record Date. In the event:

(i) the Company shall take a record of the holders of its Common Units (or other securities at the time issuable upon conversion of the Preferred Units) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Units, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Preferred Units a notice specifying, as the case may be, (x) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (y) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Units (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Units) shall be entitled to exchange their shares of Common Units (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Units and the Common Units. Such notice shall be sent at least ten days prior to the record date or effective date for the event specified in such notice.

12.2 Optional Redemption.

(a) Subject to the Act, a notice in writing (“Redemption Notice”) may be delivered by either:

(i) the Requisite Series B Holders to the Company; or

(ii) the Company to all (but not some) of the Series B Members,

in each case, at any time on or after the later of (i) the first anniversary of the Series B Unit Original Issue Date and (ii) the date of termination of the Business Combination Agreement in accordance with its terms, at a redemption price per unit equal to 100% of the Series B Preference Amount (the “Redemption Price”) specifying that the Company shall redeem all or some of the Series B Preferred Units on a date in accordance with this Sections 12.2(b).

(b) The “Redemption Date” shall be not more than the date that is 20 days after the Redemption Notice is delivered. The Redemption Notice shall state:

(i) the number of Series B Preferred Units held by the Series B Member that the Company shall redeem on the Redemption Date; and

(ii) the Redemption Date and the Redemption Price calculated in accordance with Section 12.2(a).

(c) On each Redemption Date, the Company shall redeem the number of Series B Preferred Units set out in the Redemption Notice and the Company shall pay each holder of Series B Preferred Units (or, in the case of joint holders, to the holder of Series B Preferred Units whose name stands first in the register of Members in respect of those Series B Preferred Units) the Redemption Price for each Series B Preferred Unit being redeemed. If on the Redemption Date Delaware law governing distributions to members prevents the Company from redeeming all Series B Preferred Units to be redeemed, the Company shall ratably redeem the maximum number of Series B Preferred Units that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event that any portion of the Redemption Price has not been paid within 5 Business Days following the Redemption Date, interest on such unpaid portion of the Redemption Price shall accrue thereon until such amount is paid in full at a rate equal to the lesser of (i) 24.0% per annum and (ii) the maximum rate permitted under applicable law.

(d) Upon delivery of a Redemption Notice, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, until the Redemption Price has been paid in full, except to the extent prohibited by Delaware law governing distributions to members.

12.3 Mandatory Conversion.

(a) Trigger Events. Upon (1) either (a) the closing of the sale of Common Units to the public at a price of at least $14.00 (appropriately adjusted for any Unit split, dividend, combination or other recapitalization with respect to Common Units) per Senior Preferred Unit, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $200,000,000 of gross proceeds to the Company and in connection with such offering the Common Units is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the consent of the holders of a majority of the then outstanding Series A/A-1 Preferred Units and of the holders of a majority of the then outstanding Junior Preferred Units (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding Preferred Units shall automatically be converted into units of Common Units, at the then effective conversion rate as calculated pursuant to Section 12.1 and (ii) such Preferred Units may not be reissued by the Company and (2) (a) immediately prior to the closing of the Business Combination, as part of the Recapitalization, all outstanding Preferred Units other than the Series B Preferred Units shall automatically be converted into units of Common Units, at the then effective conversion rate as calculated pursuant to Section 12.1 and (b) upon the closing of the Business Combination, all outstanding Series B Preferred Units shall be contributed to Pubco in accordance with, and pursuant to the Business Combination Agreement.

(b) Procedural Requirements. All holders of record of Preferred Units shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such Preferred Units pursuant to this Section 12.3. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of Preferred Units in certificated form shall surrender his, her or its certificate or certificates for all such Preferred Units (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Units converted pursuant to this Section 12.3, including the rights, if any, to receive notices and vote (other than as a holder of Common Units), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 12.3(b). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Units, the Company shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Common Units issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid distributions on the Preferred Units converted. Such converted Preferred Units shall be retired and cancelled and may not be reissued as Preferred Units, and the Company may thereafter take such appropriate action (without the need for Member action) as may be necessary to reduce the authorized number of Preferred Units accordingly.

ARTICLE 13

MISCELLANEOUS

13.1 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

13.2 Submission to Jurisdiction; Waiver. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware (or, solely to the extent such courts do not have or decline to exercise subject matter jurisdiction, any federal court located within the State of Delaware) for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state or federal courts located within the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

13.3 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.3.

13.4 No Expansion of Duties. To the maximum extent permissible under applicable law, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Director who is not an employee of the Company or any of its subsidiaries, or (ii) any Member or holder of equity securities (including capital and profits interests) of the Company or any partner, member, director, stockholder, officer, employee or agent of any such Member or holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Excluded Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, an Excluded Person expressly and solely in such Excluded Person’s capacity as a Director. To the fullest extent permitted by law, and solely in connection therewith, the Company hereby waives any claim against an Excluded Person, and agrees to indemnify all Excluded Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Excluded Person from pursuing or engaging in any Excluded Opportunity.

13.5 Equitable Remedies; Failure to Pursue Remedies. The parties hereto agree that irreparable harm may occur in the event that any of the agreements and provisions in this Agreement, specifically including without limitation Article 7 hereof, were not performed fully by the parties hereto in accordance with their specific terms or were otherwise breached, and that money damages may be an inadequate remedy for breach hereof because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the Company and the other parties hereto and to enforce specifically such terms and provisions of this Agreement against the Company and other parties hereto, as applicable, in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the parties are entitled to hereunder and at law or in equity.

13.6 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

13.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

13.8 Notices.

(a) All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by electronic mail or facsimile, generally recognized receipted overnight courier (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company, addressed to:

Quantum Space, LLC

801 Thompson Avenue

Rockville, Maryland 20852

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention: Evan Smith

E-mail: evan.smith@lw.com

(b) If to any Member, at its address set forth on Schedule A hereto.

(c) Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by electronic mail or facsimile, the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt or email time-stamp, as applicable) prior to 5:00 p.m. U.S. Eastern Time and, if sent after 5:00 p.m. U.S. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) the first day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the courier if sent by generally recognized receipted overnight courier; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

13.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.10 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

13.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile or pdf signatures.

13.12 Article and Section Headings and References. The Article and Section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular Article, Section or Subsection shall refer to an Article, Section or Subsection of this Agreement, unless specified otherwise.

13.13 Integration; Entire Agreement. This Agreement, the Series A Purchase Agreement, Series A-1 Purchase Agreement or Series B Purchase Agreements, as applicable, the Investor Rights Agreement and the ROFR/Co-Sale Agreement constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, relating to such subject matter.

13.14 Amendments. Except as otherwise specified herein (including without limitation pursuant to the requirements in Section 6.4), this Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by: (a) the Company; (b) the Requisite Series B Holders, (c) the Requisite Series A/A-1 Holders; and (d) the Requisite Common Holders. Notwithstanding the foregoing:

(a) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Preferred Member or Common Member without the written consent of such Preferred Member or Common Member unless such amendment, termination or waiver applies to all Preferred Members or Common Members, as the case may be, in the same fashion, provided that, the rights set forth in Article 10 are contractual in nature and may not be revised as applied to prior actions of a Covered Person by a subsequent amendment of this Agreement without such Covered Person’s prior written approval; provided, further, that increasing or decreasing the number of authorized Common Units or issuing additional Common Units shall not require the separate approval or consent of Common Members;

(b) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived, in each case, in a manner adverse to Prime Movers, without the written consent of Prime Movers, for so long as Prime Movers and its Affiliates continue to own beneficially at least 25% of the Series A/A-1 Preferred Units initially purchased by it (which number shall be equitably adjusted for Unit splits, Unit distributions, combinations and other reclassifications with respect to the Series A/A-1 Preferred Units);

(c) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party;

(d) Schedule A hereto may be amended by the Company from time to time in order to update and reflect (i) information regarding additional Members admitted to the Company, (ii) the issuance of Units effected in compliance with the terms of this Agreement, (iii) the Transfer of Units effected in compliance with the terms of this Agreement and any other agreement referenced herein containing restrictions on Member Transfers, and (iv) the grant and issuance of Incentive Units (and the applicable Profits Interest Threshold Amount), in each case where such admittance, Transfer, issuance or grant has been made in accordance with the terms hereof, without any additional consent of the Board or the parties hereto required; and

(e) this Agreement may not be amended or terminated and the observance of any terms of this Agreement may not be waived, in each case, to the extent any such amendment would (i) disproportionately, materially and adversely modify any rights of any Series B Member (as compared to the rights of the other Series B Members) or (ii) impose any additional financial obligations or liabilities on a Series B Member, in each case, unless any such Series B Member shall have previously consented in writing to such amendment or voted to approve such amendment at a meeting. No consideration shall be offered or paid to any Series B Member to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the Series B Member. For clarification purposes, this provision constitutes a separate right granted to each Series B Member by the Company and negotiated separately by each Series B Member, and is intended for the Company to treat the Series B Members as a group and shall not in any way be construed as the Series B Members acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 13.14 shall be binding on each Member and all of such Member’s successors and permitted assigns, whether or not any such Member, successor or assignee entered into or approved such amendment, termination or waiver.

13.15 Aggregation of Units. All Units held or acquired by Affiliates of a Member shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

13.16 Nonparty Affiliates. This Agreement and the other agreements contemplated hereby shall not be enforceable against, and no claim based upon, arising under, out of or in connection with, or related in any manner to this Agreement shall be brought against, any past, present or future director, manager, officer, equityholder, representative or Affiliate of any Member or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), and no Nonparty Affiliate shall have any liability (whether in contract, tort, strict liability, at law, in equity or otherwise) for any claims, causes of action, losses or other obligations arising under, out of or in connection with, or related in any manner to this Agreement or any other agreements contemplated hereby, or based upon, in respect of or by reason of the negotiation, execution, performance or breach of this Agreement or any other agreements contemplated hereby. To the extent permitted by law, each Member hereto hereby (a) waives and releases all such claims, causes of action, losses and other obligations against any such Nonparty Affiliates, (b) waives and releases any and all claims, causes of action, rights, remedies, demands or actions that may otherwise be available to avoid or disregard the entity form of a party or otherwise impose the liability of a party on any Nonparty Affiliate, whether granted by law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise, and (c) disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement, any other agreement contemplated hereby and any representation or warranty made in, in connection with or as an inducement hereto or thereto.

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

COMPANY:

QUANTUM SPACE, LLC

By:	/s/ James Bridenstine
Name:	James Bridenstine
Title:	Chief Executive Officer

QUANTUM SPACE MANAGEMENT, LLC

By:	/s/ James Bridenstine
Name:	James Bridenstine
Title:	Chief Executive Officer

[Signature Page to Seventh A&R Limited Liability Company Agreement of Quantum Space, LLC]

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

IBX OPPORTUNITY GP, INC.

By:	/s/ Matthew Yetman
Name:	Matthew Yetman
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

GHAFFARIAN ENTERPRISES, LLC

By:	/s/ Matthew Yetman
Name:	Matthew Yetman
Title:	Manager

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

QUANTUM SPACE KG PARENT LLC

By:	/s/ Matthew Yetman
Name:	Matthew Yetman
Title:

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

PRIME MOVERS LAB FUND III LP

By: Prime Movers Lab GP III LLC
Its: General Partner

By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

SUSAN L. HALL REVOCABLE TRUST, DATED 26 APRIL 2011

By:	/s/ Susan L. Hall
Name:	Susan L. Hall
Title:	Trustee

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

SCP QUANTUM HOLDCO LLC

By: SCP QUANTUM MANAGEMENT LLC,
its manager

By:	/s/ Nishant Machado
Name:	Nishant Machado
Title:	Managing Partner

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

CCM CAPITAL MARKETS LP

By:	/s/ Elliot Richmond
Name:	Elliot Richmond
Title:	Authorized Signatory

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

By:	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Director

[Signature Page to Quantum Space, LLC Seventh A&R Limited Liability Company]

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

HBC MSF Capital Solutions Blocker II LLC

By:	/s/ Richard Allison
Name:	Richard Allison
Title:	Authorized Signatory*

* Authorized Signatory
Hudson Bay Capital Management LP not individually, but solely as
Investment Advisor to HBC MSF Capital Solutions Blocker II LLC.

[Signature Page to Quantum Space, LLC Seventh A&R Limited Liability Company]

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS:

INFLECTION POINT FUND I, LP

By: Inflection Point Asset Management LLC

By:	/s/ Kevin Shannon
Name:	Kevin Shannon
Title:	Portfolio Manager

[Signature Page to Quantum Space, LLC Seventh A&R Limited Liability Company]

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS: Newtyn Partners, LP

By:	/s/ Noah G Levy
Name:	Noah G Levy
Title:	Managing Member of Newtyn Management, LLC, investment manager of Newtyn Partners, LP

[Signature Page to Quantum Space, LLC Seventh A&R Limited Liability Company]

IN WITNESS WHEREOF, the undersigned has caused this Seventh Amended and Restated Limited Liability Company Agreement of Quantum Space, LLC to be executed by its duly authorized representative as of the date first written above.

MEMBERS: Newtyn TE Partners, LP

By:	/s/ Noah G Levy
Name:	Noah G Levy
Title:	Managing Member of Newtyn Management, LLC, investment manager of Newtyn TE Partners, LP

[Signature Page to Quantum Space, LLC Seventh A&R Limited Liability Company]

Schedule A

Schedule of Members and Units

[Omitted.]